Exhibit 10.51

ASSET PURCHASE AGREEMENT

between

ALLIANCE DRILLING FLUIDS, LLC

and

XTREME SPECIALTY PRODUCTS, LLC

and

PROP-TECH SERVICES, LLC

as Sellers,

and

THE MEMBERS

and

NEWPARK DRILLING FLUIDS LLC

as Buyer,

and

NEWPARK RESOURCES, INC.

Dated December 28, 2012

i

4.18	Customers and Vendors	50
4.19	Product and Service Warranties	50
4.20	Insurance	51
4.21	Inventories	51
4.22	Bank Accounts	51
4.23	Solvency.	51
4.24	Affiliated Transactions	51
4.25	Disclaimer of Representations and Warranties	52

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		52

5.1	Organization; Qualifications	53
5.2	Authority Relative to this Agreement; Enforceability	53
5.3	Consents and Approvals; No Violations	53
5.4	Brokers; Finders and Fees	54

ARTICLE VI COVENANTS OF THE PARTIES		54

6.1	Access to Information.	54
6.2	Consents; Cooperation.	56
6.3	Confidentiality; Non-Competition; Non-Solicitation.	57
6.4	Tax Matters.	59
6.5	Further Assistance	60
6.6	Accounts Receivable	61
6.7	Conduct of Business.	61
6.8	Employee Matters.	63
6.9	Removal of Names.	65
6.10	Casualty Loss	66
6.11	Exclusivity	66
6.12	Insurance Matters	67
6.13	Publicity	67

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE PURCHASE		67

7.1	Conditions to Each Party’s Obligations to Consummate the Purchase	67
7.2	Conditions to the Sellers’ and Members’ Obligations	67
7.3	Conditions to the Buyer’s Obligations	68

ARTICLE VIII TERMINATION AND ABANDONMENT		69

8.1	Termination	69
8.2	Procedure for and Effect of Termination	70

ARTICLE IX SURVIVAL AND INDEMNIFICATION		70

9.1	Survival Periods	70
9.2	Sellers’ and Members’ Agreement to Indemnify	71
9.3	Buyer’s Agreement to Indemnify.	73
9.4	Indemnification Procedures	74
9.5	Materiality Disregarded	78
9.6	Manner and Timing of Payment	78
9.7	No Duplication	78

ii

9.8	Sole Remedy	78
9.9	Punitive Damages	79

ARTICLE X ESCROWS		79

10.1	Indemnity Escrow Fund	79
10.2	Retention Escrow Funds.	80
10.3	Release From Escrows.	81

ARTICLE XI MISCELLANEOUS PROVISIONS		82

11.1	Amendment and Modification	82
11.2	Entire Agreement; Assignment; Binding Effect	82
11.3	Severability	82
11.4	Notices	83
11.5	Governing Law.	84
11.6	Descriptive Headings	84
11.7	Counterparts	85
11.8	Fees and Expenses	85
11.9	Third-Party Beneficiaries	85
11.10	Waivers	85
11.11	Incorporation of Exhibits	85
11.12	Specific Performance	85
11.13	Newpark Guaranty.	86

EXHIBITS

Exhibit A – Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B – Form of Special Warranty Deed
Exhibit C – Form of Savage Employment Agreement
Exhibit D – Form of Savage Retention Escrow Agreement
Exhibit E – Form of Branch Employment Agreement
Exhibit F – Form of Branch Retention Escrow Agreement
Exhibit G – Form of Indemnity Escrow Agreement
Exhibit H – Form of Agreement of Assignment, Assumption and Consent
Exhibit I  – Form of Mack Energy Agreement
Exhibit J - Form of Transition Services Agreement
Exhibit K - Form of Sublease Agreement

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated December 28, 2012 (this “Agreement”), is by and among Alliance Drilling Fluids, LLC, a Texas limited liability company (“Alliance”), Xtreme Specialty Products, LLC, a Texas limited liability company (“Xtreme”) and Prop-Tech Services, LLC, a Texas limited liability company (“Prop-Tech,” and collectively with Alliance and Xtreme, the “Sellers”), the Members (as herein defined) and Newpark Drilling Fluids LLC, a Texas limited liability company (the “Buyer”).  The Sellers, Members and the Buyer are hereinafter collectively referred to as the “parties” and each individually as a “party.”  Newpark Resources, Inc., a Delaware corporation (“Newpark”), joins this Agreement solely for the purposes of Section 11.13 below.

WHEREAS, the Sellers carry on the business of providing customized drilling fluids, stimulation products (proppants), other specialty chemicals and fluids and services related thereto to various clients in the oil and natural gas industry (the “Business”) and all of the assets of the Sellers are used in the Business and the Business is the sole business of the Sellers;

WHEREAS, the Members are the sole record and beneficial owners of all of the issued and outstanding membership interests in Alliance and Alliance is sole record and beneficial owner of all of the issued and outstanding membership interests in each of Xtreme and Prop-Tech; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Sellers desire to sell and transfer to the Buyer, and the Buyer desires to purchase from the Sellers, the Purchased Assets (as defined herein) upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1           Defined Terms.  For purposes of this Agreement, capitalized terms have the following meanings:

“Accounting Arbitrator” has the meaning set forth in Section 2.5(b).

“Accounts Receivable” has the meaning set forth in Section 2.1(d).

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; and the term “control” (and correlative terms, including “controlling” and “controlled”) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person and any Person that directly or indirectly owns more than 50% of any class of voting equity interests of the Person specified shall be deemed to be an Affiliate of such Person.

“Agreement” has the meaning set forth in Preamble.

“Annual Earnout Amount” has the meaning set forth in Section 2.9(b).

“Annual Earnout Period” means each of the calendar years 2013 and 2014.

“Annual Earnout Statement” has the meaning set forth in Section 2.9(a).

“Applicable Survival Period” has the meaning set forth in Section 9.1.

“Assigned Contracts” has the meaning set forth in Section 2.1(h).

“Assigned Leases” has the meaning set forth in Section 2.1(g).

“Assignment and Assumption of Lease” has the meaning set forth in Section 2.7(b)(viii).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Base Purchase Price” has the meaning set forth in Section 2.4.

“Basket” has the meaning set forth in Section 9.2(c)(i).

“Benefit Plans” means all written and all material unwritten employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, and all other written and material unwritten employee benefit, bonus, vacation, incentive, deferred compensation, stock option or other equity-based, severance, termination, separation, salary or wage continuation or supplementation, retention, employment, consulting, collective bargaining, change in control, welfare (including, but not limited to, post-employment medical and life insurance, medical, dental, short-term disability, long-term disability, life insurance and long-term care) and fringe benefit plans (including vacation pay or paid sick leave), indemnification, policies, practices, programs, arrangements or agreements, for the benefit of any current or former employee, consultant, independent contractor, director, manager, agent, representative, officer or other service provider or any beneficiary of any of the foregoing, whether or not subject to ERISA, whether or not arising under or required by Law, whether or not written, whether formal or informal, whether legally binding or not and whether or not currently in effect, and each insurance, funding, trust or service agreement relating to any of the foregoing.

“Books and Records” means all books, records, analyses, correspondence, data, databases, designs, diagrams, documents, drawings, files, graphs, information, ledgers, lists, manuals, maps, notes, proposals, sketches, specifications, studies, records, reports, work papers and other materials (whether stored in print, magnetic tapes, computer disks, or any other digital or electronic media) related to the Business, the Purchased Assets, the Assumed Liabilities and/or the Transferred Employees, including (a) all accounting, auditing, business and financial books and records, internal financial statements, and copies of Tax books and records to the extent reasonably requested by the Buyer; (b) records relating to machinery and equipment maintenance; (c) customer and potential customer lists and related account and contact information, price lists, distribution lists, personnel lists, and supplier and potential supplier lists and related account and contact information; (d) historical sales data, operations data, quality control records and procedures, customer complaints and inquiry files, warranty records, sales materials and records (including pricing history, total sales, terms and conditions of sale, and sales and pricing policies and practices), and technical records; (e) as-built drawings, site plans, surveys, soil and substratum surveys, appraisals, electrical and mechanical plans, environmental studies; and (f) all product, business, strategic and marketing plans, surveys, materials and research; provided, however, that the term “Books and Records” shall not include any Excluded Asset.

“Branch” means Charles Branch.

“Branch Retention Escrow Agreement” means the escrow agreement, substantially in the form of Exhibit F attached hereto, entered into on or prior to the Closing by the Buyer, Branch and the Escrow Agent.

“Branch Retention Escrow Amount” means $325,000.

“Branch Retention Escrow Fund” has the meaning set forth in Section 10.2(a).

“Business” has the meaning set forth in Recitals.

“Business Day” means any day other than Saturday or Sunday or any U.S. Federal holiday.

“Business Material Adverse Effect” has the meaning set forth in Section 4.1(c).

“Buyer” has the meaning set forth in Preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.8(c).

“Buyer Damages” has the meaning set forth in Section 9.2(a).

“Buyer Disclosure Letter” has the meaning set forth in Article V.

“Buyer Due Diligence Investigations” has the meaning set forth in Section 6.1(a).

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a)

“Buyer Material Adverse Effect” has the meaning set forth in Section 5.1.

“Cap” has the meaning set forth in Section 9.2(c)(ii).

“Capital Lease” means the Vehicle Lease and Service Agreement, dated June 1, 2012, between Alliance Drilling Fluids, LLC and Rush Truck Leasing, Inc. and all schedules thereto.

“Cause” shall mean with respect to either Savage or Branch, as applicable, that: (a) such individual violates the protective covenants (Confidentiality; Non-Competition; Non-Solicitation) contained in (i) Sections 13, 14, 15 and 16 of the employment agreement between the Buyer and such individual dated December 31, 2012, and (ii) Section 6.3 of this Agreement; (b) such individual habitually refuses to materially follow the reasonable written directives of the Buyer’s Board of Directors or President concerning the performance of his duties under such individual’s Employment Agreement; (c) such individual misappropriates the Buyer’s assets; (d) such individual intentionally engages in any dishonest, unethical, or fraudulent act in respect of his duties to the Buyer; or (e) the conviction of such individual of any felony that materially and adversely affects the reputation of the Buyer or the utility of his services to the Buyer in its business; provided, that with respect to each of the foregoing, such individual receives written notice from the Buyer specifying the particulars of any such violation and such individual fails to cure any such violation, to the extent it may be cured, within ten (10) days of such written notice; provided, however, that if such violation is capable of being cured, the Buyer agrees to extend such cure period for an additional reasonable period of time (not to exceed 60 days) so long as such individual is making good faith efforts to cure such violation.

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Closing” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.7(a).

“Closing Date Net Working Capital” has the meaning set forth in Section 2.5(b).

“Closing Date Receivables” has the meaning set forth in Section 6.6.

“COBRA” has the meaning set forth in Section 6.8(h).

“Code” has the meaning set forth in Section 4.11(c).

“Competing Business” has the meaning set forth in Section 6.3(b).

“Competing Transaction” has the meaning set forth in Section 6.11(a).

“Confidential Information” means information, knowledge or data not generally known in the relevant trade or industry that was disclosed to, known by or in the possession or custody of the Sellers or any of its Affiliates, or to which the Sellers or its Affiliates otherwise had access, in each case, relating to any aspect of the Business or any of the Purchased Assets (including the ownership, use and operation thereof), in any form whatsoever, whether or not patentable or eligible for copyright, including business methods, business strategies, procedures, policies and plans, financial forecasts, financial data, financial statements, financial information, results of operations, assets, agency and contractor relationships and contact information, nonpublic information relating to existing or new products and services (including improvements to existing products or services), service and operation manuals, advertising, marketing, procurement requirements, pricing schedules, pricing methodology, lists of the existing, past or prospective customers and contact information and preferences, data provided by or about such existing, past or prospective customers, customer service information, data about the terms, conditions and expiration dates of contracts with customers, the type, quality and specifications of products or services purchased by such customers, any other type of customer data, trade or industrial practices, trade secrets, technology, know-how, formulae, mask works, industrial designs, technological data or information, research and development, computer programs, source codes, object and load modules, inventions, discoveries, patent applications, ideas, designs, drawings, test data, computer programs, software, databases, and any and all other information relating to any aspect of the ownership, use or operation of the Business or the Purchased Assets not generally known to the public or within the industry of the Sellers.

“Confidentiality Agreement” has the meaning set forth in Section 6.1(c).

“Consent” or ”Consents” has the meaning set forth in Section 3.4.

“Contaminant” has the meaning set forth in Section 4.5(h).

“Contract” of a Person means any agreement, arrangement, commitment, contract, purchase order, note, indenture, guarantee or other form of indebtedness, lease, sublease, license, sublicense or other undertaking, whether written or oral, of such Person, to which such Person is a party, or by which such Person or its assets or properties are bound or subject.

“Conveyance Documents” has the meaning set forth in Section 2.7(b)(i).

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Court Instruction” has the meaning set forth in Section 10.3(a)(ii).

“Current Assets” has the meaning set forth in Section 2.5(c).

“Current Liabilities” has the meaning set forth in Section 2.5(c).

“Damages” has the meaning set forth in Section 9.3(a).

“Domain Names” has the meaning set forth in the definition of Intellectual Property.

“Earnout Disputed Items” has the meaning set forth in Section 2.9(d).

“Earnout Objection Notice” has the meaning set forth in Section 2.9(c).

“Effective Time” has the meaning set forth in Section 2.7(a).

“Election Period” has the meaning set forth in Section 9.4(b).

“Employees” has the meaning set forth in Section 4.11(a).

“Employment Date” has the meaning set forth in Section 6.8(b).

“Enforcement Restrictions” has the meaning set forth in Section 4.12(b).

“Environment” has the meaning set forth in Section 4.5(k).

“Environmental Law” has the meaning set forth in Section 4.5(i).

“EOG Mud Allowance” means, with respect to the Sellers’ prior business transactions with EOG Resources, Inc., the inventory to be sold to, and the account receivable (in the approximate amount of $1,554,771) to be received by the Sellers from, EOG Resources, Inc., and any and all cash payments therefrom.

“Equipment” has the meaning set forth in Section 2.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with the Sellers, would be considered a single employer under Section 414(b), (c), or (m) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Estimated Closing Statement” has the meaning set forth in Section 2.5(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Net Working Capital Excess Amount” has the meaning set forth in Section 2.5(a).

“Estimated Net Working Capital Deficiency Amount” has the meaning set forth in Section 2.5(a)

“Excluded Account” has the meaning set forth in Section 2.2(l).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Exclusivity Termination Date” has the meaning set forth in Section 6.11(a).

“Final Closing Statement” has the meaning set forth in Section 2.5(b).

“Final Resolution” means resolution of any dispute by the dismissal with prejudice, by a final non-appealable judgment of a court of competent jurisdiction or by final settlement or agreement among the parties thereto without any further liability or obligations of any named party hereto.

“Final Working Capital Adjustment” has the meaning set forth in Section 2.5(c).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Fraud Claims” has the meaning set forth in Section 9.1(b).

“Fundamental Representations” means the representations and warranties made (a) by the Sellers and Members in Section 4.2, Section 4.3, Section 4.4(a), Section 4.14 and Section 4.17, and (b) made by the Buyer in Section 5.2, Section 5.3(a) and Section 5.4.

“GAAP” has the meaning set forth in Section 4.1(c).

“Good Reason” shall mean, with respect to either Savage or Branch, as applicable, (a) such individual’s primary place of employment is moved by Buyer or its Affiliates during the Retention Period more than 30 miles from such individual’s current primary place of employment (exclusive of temporary assignments in the ordinary course), without such individual’s consent; (b) there is a material reduction of such individual’s compensation (which, with respect to any bonuses, shall be limited to the available bonus opportunity and shall not include the actual amount of the bonus payment earned and received), as set forth in such individual’s employment agreement which becomes effective upon the Closing, without such individual’s consent; (c) there is a material reduction in such individual’s duties and responsibilities (not including any change that occurs as a result of the consummation of the transactions contemplated by this Agreement), without such individual’s consent; or (d) there is any material breach by Buyer of such employment agreements, which breach is not cured within thirty (30) calendar days of Buyer’s receipt of notice thereof.  Notwithstanding the foregoing definition of “Good Reason,” any assertion by either Savage or Branch of termination of employment based on Good Reason shall not be effective unless all of the following conditions are satisfied: (i) the condition described above giving rise to Good Reason must have arisen without the written consent of Savage or Branch, as applicable; (ii) Savage or Branch, as the case may be, must provide written notice to Buyer of such condition within twenty (20) days of the discovery of the initial existence of condition by Savage or Branch, as the case may be; (iii) the condition specified in such notice must remain uncorrected for thirty (30) days after receipt of such notice by the Buyer; and (iv) the date of termination of employment because of the condition as specified in such notice must occur within ninety (90) days after the discovery by Savage or Branch, as the case may be, of the condition as specified in such notice.

“Governing Documents” shall mean with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.

“Governmental Entity” means the United States of America and any other federal, state, tribal, local, municipal or foreign governmental or regulatory authority, department, agency, commission, body, court or other governmental entity.

“Gross Margin” means, with respect to any Annual Earnout Period, the sum of: the gross profit of the Proppant Business for such Annual Earnout Period, calculated by taking the total sales of the Proppant Business (net of returns for such sales), and reducing such sum by the cost of goods sold; provided, that “Gross Margin” and the components thereof shall (i) be calculated in accordance with GAAP applied on a basis consistent with the past practices of the Sellers, (ii) be calculated as if the Proppant Business is a stand-alone entity, and (iii) exclude any overhead allocations (including, without limitation, corporate overhead, consulting, administrative, management or advisor fees, charges or expenses) from Buyer or its Affiliates to the Proppant Business as part of the cost of goods sold.  In calculating Gross Margin, the intercompany sales and products of the Proppant Business, if any, to Buyer or its Affiliates shall be calculated at a gross margin comparable to the gross margin obtained on sales to unrelated third parties.  Without limiting the foregoing, for purposes of calculating Gross Margin Buyer shall not allocate or charge to the Proppant Business (A) any extraordinary, non-recurring expenses, (B) fees, charges and expenses related to financing arrangements (C) compensation expenses attributable to equity awards granted to employees of the Buyer or its Affiliates and other third parties providing services to the Proppant Business, or (D) any expenses incurred by Newpark and/or its Affiliates (other than Buyer) in connection with providing services to the Proppant Business; provided, further, that (1) items of income or expense attributable to the operation of any portion of the Proppant Business that is acquired by Buyer after the Closing Date through the purchase of any business enterprise, division or line of business that would otherwise be included within the calculation of Gross Margin shall be excluded from the calculation of Gross Margin and any other calculations contemplated by Section 2.9; (2) if after the Closing Date Buyer sells, leases, transfers or otherwise disposes of assets (other than sales of assets in the ordinary course of business) used exclusively in the Proppant Business, then Buyer and the Sellers shall agree on a fair and reasonable adjustment to the Gross Margin calculation to reflect the impact of such transaction (and if unable to agree thereon, the parties shall submit such matter to the Accounting Arbitrator for resolution, as soon as possible and, if practicable, prior to the consummation of such transaction, on a basis consistent with the procedures set forth in Section 2.9(e)); (3) expenses of integrating the Proppant Business (including travel-related expenses) shall not be included as expenses of the Proppant Business; and (4) there shall be no allocation of expenses to the Proppant Business to the extent that such expenses constitute Buyer Damages and such Buyer Damages, and any costs of recovery thereof, are fully recovered by any Buyer Indemnitee pursuant to the indemnification provisions hereunder or reimbursement pursuant to any applicable insurance policy or by any third party.

“Indebtedness” means, with respect to the Sellers, the Business or the Purchased Assets, whether or not contingent, at a particular time, without duplication: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any indebtedness for the deferred purchase price of properties or services with respect to which any of the Sellers is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six (6) months past due); (d) any commitment by which any of the Sellers assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by the Sellers, the Business or any of the Purchased Assets (including guarantees in the form of an agreement to repurchase or reimburse); (f) any obligations under capitalized leases with respect to which any of the Sellers is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Sellers assures a creditor against loss; (g) any indebtedness secured by a Lien on the Sellers’ properties or assets, including any of the Purchased Assets; (h) any amounts owed by the Sellers to any other Person under any non-competition, bonus, consulting  or deferred compensation arrangements (including agreements entered into in connection with the transactions contemplated hereby); and (i) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.  For purposes of calculating Indebtedness, all interest, prepayment penalties, premiums, indemnities, letters of credit and bankers’ acceptances and consent fees, “breakage” costs, “break fees” or similar payments or contractual charges and other fees and expenses (if any) which would be payable if Indebtedness were paid in full on the Closing Date shall be treated as Indebtedness.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnity Claim” has the meaning set forth in Section 9.4(f).

“Indemnity Escrow Agreement” means the escrow agreement, substantially in the form of Exhibit G attached hereto, entered into, on or prior to the Closing by the Buyer, Sellers, Members and Escrow Agent.

“Indemnity Escrow Amount” means $3,885,000.

“Indemnity Escrow Period” has the meaning set forth in Section 10.1(b).

“Indemnity Notice” has the meaning set forth in Section 9.4(f).

“Insolvent” has the meaning set forth in Section 3.5.

“Intellectual Property” means all of the following items: (a) all patents, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Entity, including all provisional applications, priority and other applications, patent disclosures, continuations (whether in whole or in part), divisional re-issuances, re-examinations, revisions, extensions or equivalents or counterparts of any of the foregoing (collectively, “Patents”), (b) all trademarks, service marks, trade dress, logos, slogans, trade names, service names, corporate names, fictitious names, telephone numbers and other indicia of commercial source of origin (whether registered, at common law, statutory or otherwise), together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, and all registrations, applications for registration and renewals in connection therewith anywhere in the world (collectively, “Trademarks”), (c) all copyrights, copyrightable works, works of authorship (including web pages, photographs, graphics, text, designs, layouts and other content), rights in databases, data collections, moral rights, rights in works of authorship and mask works, and all applications for registration, registrations and renewals in connection therewith (collectively, “Copyrights”), (d) all computer software and codes, including source codes, object codes, executable codes, development and design tools, user interfaces, schematics, firmware and technology, data, databases and related documentation (collectively, “Software”), (e) all internet domain names, internet websites, uniform resource locators (URLs) and alphanumeric designations associated therewith, and all applications for registration and registrations thereof (collectively, “Domain Names”), (f) all Confidential Information, (g) all other tangible and intangible proprietary information, materials and rights relating to any of the foregoing (including associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under applicable Law of all jurisdictions), (h) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property and proprietary rights described in clauses (a) through (g), (i) copies and all tangible embodiments of all intellectual property and proprietary rights described in clauses (a) through (g), and (j) all license, sublicense and similar rights in any third party product or any third party intellectual property and proprietary rights of the types described in clauses (a) through (i).

“Inventory” has the meaning set forth in Section 2.1(a).

“IP Assets” has the meaning set forth in Section 2.1(j).

“Joint Indemnity Instructions” has the meaning set forth in Section 10.3(a).

“Law” or “Laws” has the meaning set forth in Section 3.4.

“Leased Real Property” has the meaning set forth in Section 4.9(b).

“Leases” has the meaning set forth in Section 4.9(b).

“Legal Proceeding” has the meaning set forth in Section 4.10.

“Liens” has the meaning set forth in Section 4.3.

“LOA Employees” has the meaning set forth in Section 6.8(a).

“Mack Energy Agreement” has the meaning set forth in Section 2.7(b)(x).

“Material Contracts” has the meaning set forth in Section 4.12(a)(xvii).

“Material Customers” has the meaning set forth in Section 4.18.

“Material Vendors” has the meaning set forth in Section 4.18.

“Members” means the Persons who own membership interests in Alliance as of the date of this Agreement, each of whom is executing this Agreement on the execution pages hereof under the heading “Members.”

“Members’ Pro Rata Share” means, with respect to each Member, a percentage equal to the percentage of the total outstanding membership interests of Alliance owned by such Member as of the date hereof.

“Most Recent Annual Financial Statements” has the meaning set forth in Section 4.6(a).

“Most Recent Financial Statements” has the meaning set forth in Section 4.6(a).

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.6(a).

“Most Recent Fiscal Year End” has the meaning set forth in Section 4.6(a).

“MSAs” has the meaning set forth in Section 4.12(a)(i).

“Multiemployer Plan” has the meaning set forth in Section 4.11(d)(i).

“Net Working Capital” has the meaning set forth in Section 2.5(c).

“Non-Assigned Contract” has the meaning set forth in Section 2.10(a).

 “Non-Offer Employee” has the meaning set forth in Section 6.9(a).

“Ongoing Project” and “Ongoing Projects” have the respective meanings set forth in Section 2.10(b).

“Order” has the meaning set forth in Section 4.10.

“Ordinary Course of Business” has the meaning set forth in Section 4.7(a).

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Real Property” has the meaning set forth in Section 4.9(a).

“Owners’ Policies” means the Sellers’ existing title insurance policies listed on Schedule 1.1.

“party” or “parties” has the meaning set forth in Preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any permit, license, certificate, tariff, concession, variance, exemption, approval, consent, franchise, registration, filing, order, qualification, authorization or similar rights granted or issued by or of any Governmental Entity relating to the Business or the Purchased Assets.

“Permitted Liens” has the meaning set forth in Section 4.3.

“Person” means any individual, partnership, firm, corporation, association, trust, limited liability company, unincorporated organization, Governmental Entity or other entity.

“Prohibited Names and Marks” has the meaning set forth in Section 6.9(a).

“Proppant Business” means the stimulation products business of the Sellers included within the Business and being acquired by the Buyer, as such Proppant Business is conducted by the Buyer following the Closing.

“Purchase” means the acquisition by the Buyer of the Purchased Assets as provided herein.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Real Property” has the meaning set forth in Section 4.9(b).

“Release” has the meaning set forth in Section 4.5(j).

“Remedial Action” has the meaning set forth in Section 4.5(k).

“Restricted Party” has the meaning set forth in Section 6.3(c).

“Restricted Period” has the meaning set forth in Section 6.3(b).

“Retained Indemnity Escrow Amount” has the meaning set forth in Section 10.1(b).

“Retention Escrow Amount” means the sum of the Savage Retention Escrow Amount and the Branch Retention Escrow Amount.

“Retention Escrow Fund” and “Retention Escrow Funds” have the respective meanings set forth in Section 10.2(a).

“Retention Period” has the meaning set forth in Section 10.2(a).

“Savage” means Shawn Savage.

“Savage Employment Agreement” has the meaning set forth in Section 2.7(b)(ii).

“Savage Retention Escrow Agreement” means the escrow agreement, substantially in the form of Exhibit D attached hereto, entered into on or prior to the Closing by the Buyer, Savage and the Escrow Agent.

“Savage Retention Escrow Amount” means $1,300,000.

“Savage Retention Escrow Fund” has the meaning set forth in Section 10.2(a).

“Seller” has the meaning set forth in Preamble.

“Sellers Benefit Plan” means a Benefit Plan (a) that does or has covered or provided compensation or any benefit to any current or former employee, consultant, independent contractor, director, manager, agent, representative, officer or other service provider of any Seller or any beneficiary of any of the foregoing, (b) that is or was maintained by, contributed to, or required to be contributed to by any of the Sellers or any ERISA Affiliate or (c) with respect to which any of the Sellers has, whether directly or through any ERISA Affiliate, any actual or contingent liability.

“Seller Damages” has the meaning set forth in Section 9.3(a).

“Seller Disclosure Letter” has the meaning set forth in Article IV.

“Seller Indemnitees” has the meaning set forth in Section 9.3(a).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Sublease Agreement” has the meaning set forth in Section 2.7(b)(xvii);

“Subsidiary” of a Person means any corporation or other entity (including a limited liability company, partnership or other business association) in which such Person, directly or indirectly, owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct the management and policies of such corporation or other entity.

“Tax” or “Taxes” has the meaning set forth in Section 6.4(d).

“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” has the meaning set forth in Section 6.4(d).

“Territory” has the meaning set forth in Section 6.3(b).

“Third-Party Claim” has the meaning set forth in Section 9.4.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Conveyance Documents, Savage Employment Agreement, Branch Employment Agreement, Savage Retention Escrow Agreement, Branch Retention Escrow Agreement, Indemnity Escrow Agreement, Assignment and Assumption of Leases, Mack Energy Agreement and any other Contract among the parties that is contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.4(b).

“Transferred Employee” has the meaning set forth in Section 6.8(a).

“Transition Services Agreement” has the meaning set forth in Section 2.7(b)(xvi).

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“Uncollected Receivables Amount” has the meaning set forth in Section 6.6.

“Vehicles” has the meaning set forth in Section 2.1(c).

“WARN Act” has the meaning set forth in Section 4.11(i).

1.2           Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)           Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

(b)           If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)           The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(d)           All references in this Agreement to articles, sections, or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.

(e)           A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated, or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(f)            A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns.

(g)           A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it, and a regulation or statutory instrument issued under it.

(h)           A reference to a writing includes a facsimile transmission of it.

(i)            The words “hereof,” “herein,” and “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule, and exhibit references are to this Agreement unless otherwise specified.

(j)            The word “including,” “include,” “includes,” and all variations thereof shall mean “including, without limitation.”

(k)           The Exhibits attached to this Agreement are incorporated herein by reference and made a part of this Agreement.

(l)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(m)          The word “or” will have the inclusive meaning represented by the phrase “and/or.”

(n)           “Shall” and “will” have equal force and effect.

(o)           Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Saving Time, as applicable on the date in question in Houston, Texas.

(p)           References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

(q)           No action shall be required of the parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day that is a Business Day.

(r)           All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

(s)           Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

(t)           The phrase “Sellers’ knowledge,” “to the knowledge of the Sellers” or any similar phrase shall mean (i) such facts and other information which as of the date of this Agreement or as of the Closing Date are actually known to the managers and officers of each of the Sellers and each of Rex Tippy, Savage and Branch and (ii) the knowledge or awareness which such officers and individuals would have obtained in the conduct of his business after making reasonable inquiry (including by making inquiry of the senior management employees of Sellers) with respect to the particular matter in question.

(u)           All materials or information posted in the electronic data room maintained for the use and benefit of the Sellers and Members on or before December 26, 2012, access to which has been afforded to representatives of Buyer, shall have been deemed to have been “delivered” or “made available” to Buyer, as such phrases are used herein.

ARTICLE II

PURCHASE AND SALE

2.1           Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers are selling, conveying, assigning, transferring and delivering to the Buyer, free and clear of all Liens other than Permitted Liens, and the Buyer is purchasing, acquiring and accepting from the Sellers, all of the following assets, properties and rights of every nature, kind and description, wherever located, whether tangible or intangible (including goodwill), whether real, personal or mixed, in each case, constituting, owned, held or used in the operation of the Business including the following (but excluding the Excluded Assets) (the “Purchased Assets”).  The Purchased Assets include all of the Sellers’ right, title and interest in the following assets of the Business:

(a)           all of the inventory of the Business as of the Closing Date, of every kind and nature and wherever located, including finished goods, work in progress, spare parts, raw materials, supplies (including consumables supplies and fuel supplies), prepaid goods (whether or not in transit as of the Closing Date) that are or are intended to be used by the Business and packaging and shipping materials (collectively, the “Inventory”);

(b)           all of the equipment (including field equipment, office equipment, telecommunications equipment, data processing equipment), furniture, fixtures, furnishings, machinery, tools, spare and repair parts, computers, computer hardware, computer software, computer components and peripherals, and all other items of tangible personal property of the Sellers as of the Closing Date, including the items described in Schedule 2.1(b)  (collectively, the “Equipment”);

(c)           all of the vehicles owned, leased, held or used in connection with the Business (collectively, the “Vehicles”), which are set forth on Schedule 2.1(c) together with their respective Vehicle Identification Number (VIN);

(d)           (i) all of the trade accounts receivable and other rights to payment from customers of the Sellers which have accrued as of the Closing Date, and the full benefit of all security for such accounts or rights to payments, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of Sellers, (ii) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing (the “Accounts Receivable”);

(e)           all of the Owned Real Property described on Schedule 2.1(e), in each case along with and subject to the applicable easements, privileges, rights and appurtenances and rights-of-way set forth in the Owners’ Policies;

(f)           [Intentionally left blank]

(g)           all of the Leases listed on Schedule 2.1(g) (the “Assigned Leases”), and all leasehold interests of the Sellers in the Leased Real Property thereunder;

(h)           the Contracts (including the Capital Lease) listed on Schedule 2.1(h) (together with the Assigned Leases, the “Assigned Contracts”);

(i)           all of the Books and Records;

(j)           all Intellectual Property used in the Business including that listed on Schedule 2.1(j) and (i) all goodwill associated therewith, (ii) all licenses and sublicenses granted to and obtained by Sellers with respect thereto, (iii) all income, royalties, damages, remedies and payments due or payable from and after the Closing, including damages, remedies and payments for past, present or future infringements or misappropriations thereof and the right to sue and recover for past, present or future infringements or misappropriations thereof, and (iv) all corresponding rights, including rights to protection of interests therein, that now or hereafter may be secured throughout the world under all applicable Law (collectively, the “IP Assets”);

(k)           to the extent transferable or assignable, all of the Permits used in the Business, including the Permits listed on Schedule 2.1(k);

(l)           Sellers’ interest, if any, in all telephone numbers and the facsimile numbers of the Sellers owned, held or used in the Business that are set forth on Schedule 2.1(l); provided that any mobile telephone numbers associated with an Employee that is not hired by the Buyer shall be retained by the Sellers;

(m)           all claims, deposits, credits, prepayments (including prepaid expenses, rentals or premiums), security, refunds, causes of action, rights of recovery, rights of set-off, rights of recoupment and charges (including any such item relating to the payment of Taxes), relating to the Business, the Purchased Assets or the Assumed Liabilities;

(n)           the benefit of and all of the Sellers’ rights under any warranties, indemnities, covenants (including confidentiality, non-competition, non-solicitation and other restrictive covenants) and all similar rights against third parties relating to the Business or the Purchased Assets;

(o)           all goodwill and the going concern value of the Business;

(p)           the names “Alliance Drilling Fluids,” “Xtreme Specialty Products,” and “Prop-Tech Services” and all translations, transliterations, adaptations, combinations and derivations thereof;

(q)           the bank accounts, deposit accounts, lock boxes and other accounts and post office boxes of the Sellers listed on Schedule 2.1(q), including all cash on deposit in such accounts as of the Effective Time; provided that the Excluded Account and any cash on deposit therein shall be specifically excluded and shall constitute an Excluded Asset; and

(r)           all other property and assets, real or personal, tangible or intangible, owned, used or held for use in or relating to the Business.

2.2           Excluded Assets.  The following assets, properties and rights of Sellers are not part of the Purchase, are excluded from the Purchased Assets and shall remain the assets, properties and rights of the Sellers after the Closing (the “Excluded Assets”):

(a)           all Contracts of the Sellers, other than the Assigned Contracts;

(b)           the corporate seal and any minute books, stock books and other records relating to the corporate organization of the Sellers or its Affiliates;

(c)           subject to Section 2.1(m), Section 2.1(q) and Section 2.5(c), all cash, cash equivalents, short-term investments, bank deposits, investment accounts, corporate credit cards and similar items of the Sellers;

(d)           marketable securities;

(e)           all insurance policies of the Sellers, rights thereunder and proceeds therefrom, whether or not related to the Business;

(f)           all personnel and other records that any Seller is required by applicable Law to retain in its possession and any other information described in clauses (i) and (ii) of Section 6.1(b);

(g)           all rights to any refunds (whether by payment, offset, credit or otherwise) of Taxes for which any of the Sellers is liable under Section 6.4 or that were paid or prepaid by the Sellers with respect to any period or which Taxes are the subject of indemnification by the Sellers under this Agreement;

(h)           subject to Section 2.1(d), any rights or claims of the Sellers against or with respect to any of its Affiliates and any other benefit or amount owed by any such Affiliate to any of the Sellers;

(i)           rights of the Sellers in connection with any assets of Sellers Benefit Plans;

(j)           the EOG Mud Allowance;

(k)           rights under this Agreement and other agreements and documents entered into by any of the Sellers in connection with the Purchase; and

(l)           the bank account listed on Schedule 2.2(l) (the “Excluded Account”) and all cash included therein;

(m)           the vehicles listed on Schedule 2.2(m); and

(n)           all items listed on Schedule 2.2(n).

2.3           Assumption of Liabilities; Excluded Liabilities.

(a)           Upon the terms and subject to the conditions of this Agreement and as part of the consideration for the Purchased Assets, at the Closing, the Buyer shall assume and agree to pay, perform, discharge and satisfy, as and when due, only the following liabilities and obligations of the Sellers (the “Assumed Liabilities”), and no other liabilities or obligations:

(i)           any liabilities and obligations resulting from or arising out of the Purchased Assets (other than the Assigned Contracts), but only to the extent that such liabilities and obligations, whether accrued or unaccrued, absolute or contingent, known or unknown or otherwise, (A) arise or accrue after the Effective Time and (B) do not relate to or arise as a result of any failure to perform, improper performance, breach of warranty or other breach, default or violation by the Sellers on or prior to the Effective Time;

(ii)           any liabilities and obligations resulting from or arising out of the Assigned Contracts but only to the extent such liabilities and obligations, whether accrued or unaccrued, absolute or contingent, known or unknown or otherwise (A) accrue or are to be performed after the Effective Time, and (B) do not relate to or arise as a result of any failure to perform, improper performance, breach of warranty or other breach, default or violation by the Sellers on or prior to the Effective Time;

(iii)           subject to Section 6.8, any liabilities and obligations in respect of claims by any Transferred Employee, but only to the extent such liabilities and obligations arise after the Effective Time;

(iv)           the trade and other accounts payable by the Sellers as of the Effective Time that are (A) unpaid and not delinquent as of the Closing and (B) included in the determination of the Estimated Net Working Capital, as adjusted by the determination of the Closing Date Net Working Capital;

(v)           any liability or obligation with respect to customer deposits to the extent included in the Purchased Assets and included in the determination of the Estimated Net Working Capital, as adjusted by the determination of the Closing Date Net Working Capital; and

(vi)           any liability or obligation with respect to Taxes set forth in Texas Tax Code Chapter 152 resulting from the sale and transfer by the Sellers to the Buyer of the Vehicles constituting Purchased Assets.

(b)           Notwithstanding any provision in this Agreement or any other document or instrument to the contrary, it is expressly agreed that the Buyer shall not assume, and shall have no liability or obligation (by execution of this Agreement or any Transaction Document, by operation of Law or otherwise) to pay, perform, discharge or satisfy, any liabilities and obligations of the Sellers or any of their Affiliates of any nature, kind or description whatsoever, whether accrued or unaccrued, absolute or contingent, known or unknown, asserted or unasserted, matured or unmatured or otherwise, and whether in existence as of the Closing Date or arising thereafter, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), it being expressly acknowledged and agreed that the Excluded Liabilities shall be retained, paid, performed, discharged and satisfied solely by the Sellers and their Affiliates. Without limiting the foregoing, the Excluded Liabilities shall include the following:

(i)           any liabilities and obligations resulting from or arising out of the Purchased Assets or the Business to the extent that such liabilities or obligations, whether accrued or unaccrued, absolute or contingent, known or unknown or otherwise (A) accrue or arise from any events, facts or circumstances existing or occurring, on or prior to the Effective Time or (B) relate to any failure to perform, improper performance, breach of warranty or other breach, default or violation by any of the Sellers on or prior to the Effective Time;

(ii)           any liabilities and obligations of the Sellers and any of their Affiliates arising out of or relating to or in respect of (A) claims by or benefits to any Employee, or any individual claiming to be or deemed to be an employee of any of the Sellers (including liabilities and obligations relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, healthcare benefits or other benefits), (B) any Sellers Benefit Plan, and (C) the failure of any of the Sellers, through any act or omission to comply with the requirements of COBRA with respect to any “qualified beneficiary” (as defined in COBRA), including any Tax liability or obligation relating thereto;

(iii)           any liabilities and obligations of the Sellers and any of their Affiliates under any Contract of the Sellers that is not an Assigned Contract;

(iv)           any liabilities and obligations of any of the Sellers and any of their Affiliates resulting from or arising out of any of the Excluded Assets, including the EOG Mud Allowance;

(v)           any liabilities and obligations of any of the Sellers arising out of or resulting from any and all Indebtedness (other than the obligations of the capitalized leases included in the Assigned Contracts) of any of the Sellers or any of their Affiliates or relating to the Business or any of the Purchased Assets;

(vi)           any liabilities and obligations of any of the Sellers owed to any of their Affiliates other than the accounts payable as expressly provided in Section 2.3(a)(iv) above;

(vii)           any liability or obligation for any and all Taxes (A) of the Sellers for any period that ends on or before or is subsequent to the Closing Date, provided that the Taxes described in this clause (A) shall not include any Taxes attributable to the Purchased Assets or the Business for any period subsequent to the Closing Date, (B) of, pertaining to or attributable to the Business or the Purchased Assets for any period or portion thereof that ends on or before the Closing Date (including any and all Taxes described in the immediately preceding clause (A) for which liability is or may be sought to be imposed on the Buyer under any successor liability, transferee liability or similar provision of any applicable federal, foreign, state or local Law, including, but not limited to, Treasury Regulations Section 1.1502-6), and (C) any and all claims incurred by the Buyer or any Affiliates of the Buyer attributable to the Taxes described in the immediately preceding clause (A);

(viii)           any liability or obligation, including customer warranty claims, arising out of or relating to products sold or services provided by the Sellers on or prior to the Closing Date;

(ix)           any liability or obligation to pay for any goods, products or services shipped, delivered or provided to the Sellers and any trade or other accounts payable by the Sellers except as expressly provided in Section 2.3(a)(iv) above;

(x)           any liability or obligation arising out of or relating to any violation of, or noncompliance with, any applicable Law (including any Environmental Law) or Order either (A) by the Sellers or any of their Affiliates or (B) arising out of or relating to the Business or the Purchased Assets, to the extent occurring or accruing on or prior to the Closing Date;

(xi)           any liability or obligation arising out or relating to (A) any environmental conditions on the Real Property existing on or prior to the Closing Date; (B) the treatment, storage, transportation, disposal or arrangement for disposal of any rubbish, garbage, solid waste, paper or non-Contaminant or Contaminant by or on behalf of the Sellers and occurring on or prior to the Closing Date (without regard to whether any of the foregoing then was in violation of any applicable Environmental Law); or (C) any remedial obligation under any applicable Environmental Law attributable to the Business or the Purchased Assets on or prior to the Closing Date;

(xii)           any liability or obligation of, relating to or attributable to the Sellers or any of their Affiliates, the Business or the Purchased Assets, which liabilities or obligations arise out of or relate to any Legal Proceeding that is (A) pending as of the Closing Date (whether or not described in the Seller Disclosure Letter) or (B) commenced on or after the Closing Date to the extent arising out of or relating to any fact, circumstance, occurrence or event happening on or prior to the Closing Date;

(xiii)           any liability or obligation of the Sellers or any of their Affiliates to indemnify any Person by reason of the fact that such Person was a director, manager, partner, officer, employee, agent, representative or Affiliate of the Sellers or any of their Affiliates or was serving at the request of any of the Sellers or any of their Affiliates as a trustee, director, manager, partner, officer, employee, agent or representative of any other Person; and

(xiv)           any liability or obligation of the Sellers or any of their Affiliates arising out of the execution and performance of this Agreement and/or any of the Transaction Documents.

2.4           Purchase Price.  The consideration to be paid by the Buyer to Sellers for the Purchased Assets shall consist of (a) $46,950,000 in cash, subject to adjustment as provided in Section 2.5 (the “Base Purchase Price”), (b) the assumption of the Assumed Liabilities, and (c) any Earnout Consideration payable pursuant to Section 2.9 (subject to any further adjustments as required by this Agreement, the “Purchase Price”).

2.5           Net Working Capital Price Adjustment.

(a)           For the purpose of determining the Purchase Price and the Base Purchase Price payable at Closing, prior to Closing Sellers shall have prepared and delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth a good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”) and the components and calculation thereof, as of the Effective Time, determined in accordance with this Section 2.5.  To the extent the Estimated Net Working Capital is greater than $12,950,000 (such difference being herein referred to as the “Estimated Net Working Capital Excess Amount”), the Purchase Price, and the Base Purchase Price payable at Closing, shall be increased by the amount of the Estimated Net Working Capital Excess Amount.  To the extent the Estimated Net Working Capital is less than $12,950,000 (such difference being herein referred to as the “Estimated Net Working Capital Deficiency Amount”), the Purchase Price, and the Base Purchase Price payable at Closing, shall be reduced by the amount of the Estimated Net Working Capital Deficiency Amount.

(b)           Within ninety (90) days of the Closing Date, the Buyer shall cause to be prepared and delivered to Sellers a statement (the “Final Closing Statement”) setting forth the actual Net Working Capital as of the Effective Time (the “Closing Date Net Working Capital”), the components and calculation thereof, and the difference, if any, between the Estimated Net Working Capital and the Closing Date Net Working Capital (the amount of such difference being referred to as the “Final Working Capital Adjustment”).  If the Final Closing Statement reflects a difference between the Estimated Net Working Capital and the amount of the Closing Date Net Working Capital, Sellers shall have sixty (60) calendar days following the receipt of the Final Closing Statement to review the components and calculation of the Closing Date Net Working Capital.  During such sixty (60) day period, Buyer shall provide Sellers and their legal and accounting advisors with reasonable access, during normal business hours to all Books and Records of the Business used in the calculation of the Closing Date New Working Capital.  The failure of Sellers to object to the Final Closing Statement within such sixty (60) calendar day period shall be deemed to be an acceptance by Sellers of the Final Working Capital Adjustment.  If Buyer and Sellers agree on all matters in the Final Closing Statement and the calculation of the Closing Date Net Working Capital, or if Sellers otherwise fail to timely object to such matters, then:

(i)           if the Closing Date Net Working Capital is greater than the Estimated Net Working Capital, the Final Working Capital Adjustment shall be added to and increase the Purchase Price and shall be paid by Buyer to Sellers within three (3) Business Days of Sellers’ acceptance, or deemed acceptance, of the Final Working Capital Adjustment, with such funds paid via wire transfer of immediately available funds to the account designated by Sellers; and

(ii)           if the Closing Date Net Working Capital is less than the Estimated Net Working Capital, the Final Working Capital Adjustment shall be deducted from and reduce the Purchase Price and Sellers shall pay to Buyer, within three (3) Business Days of Sellers’ acceptance, or deemed acceptance, of the Final Working Capital Adjustment, an amount equal to the Final Working Capital Adjustment, with such amount paid via wire transfer of immediately available funds to the account designated by Buyer.

In the event Sellers object to the Final Closing Statement as provided in Section 2.5(b), and the Sellers and Buyer are unable to agree on the calculations set forth therein, such dispute between Sellers and Buyer with respect to the calculation of the Closing Date Net Working Capital and the Final Working Capital Adjustment shall be resolved by a nationally recognized accounting firm reasonably acceptable to Sellers and Buyer who shall not be Deloitte & Touche LLP or Sellers’ accounting firm (the “Accounting Arbitrator”), whose determination shall be final and binding on Buyer and Sellers absent fraud or manifest error.  Buyer and the Sellers each shall provide the Accounting Arbitrator with their respective determinations of the Closing Date Net Working Capital and Final Working Capital Adjustment.  The Accounting Arbitrator shall make an independent determination of Closing Date Net Working Capital and Final Working Capital Adjustment, which determination shall be based on whether the Closing Date Net Working Capital and Final Working Capital Adjustment has been calculated in accordance with the standards set forth in this Agreement, and the Accounting Arbitrator is not to make any other determination.  The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by Buyer and the Sellers and not pursuant to any independent review.  In no event shall the Accounting Arbitrator’s determination be outside of the range of amounts claimed by the respective parties with respect to those items in dispute.  Any required payments by Buyer to Sellers, on the one hand, or by Sellers to the Buyer, on the other hand, based on such determination shall be made within three (3) Business Days of the final resolution of such dispute by the parties, or the Accounting Arbitrator, as applicable.  All fees and expenses of the Accounting Arbitrator shall be paid by the party whose proposed Closing Date Net Working Capital is farthest from the final Closing Date Net Working Capital as determined by such Accounting Arbitrator.  Any dispute as to which party’s proposed Closing Date Net Working Capital is closest to the final Closing Date Net Working Capital shall be resolved by the Accounting Arbitrator and shall be specified in the final report prepared by such Accounting Arbitrator.  Each of Buyer and Sellers shall pay their respective advisor’s fees, charges and expenses incurred by such Person in connection with the dispute.

(c)           For purposes of this Agreement, “Net Working Capital” shall (i) be calculated as of the Effective Time on an aggregate basis among the Sellers and (ii) mean the amount equal to the Current Assets minus Current Liabilities.  “Current Assets” shall mean, subject to the adjustments set forth below, the current assets of the Sellers as of the Effective Time comprised of (i) Accounts Receivable, (net of allowances for doubtful accounts); (ii) unbilled revenues; (iii) the current portion of any notes or other receivables; (iv) inventories; (v) prepaid product costs and deposits; (vi) prepaid expenses assigned to Buyer; and (vii) any cash on deposit as of the Effective Time in any bank accounts, deposit accounts, lock boxes or other accounts included in the Purchased Assets pursuant to Section 2.1(q).  “Current Liabilities” shall mean, subject to the adjustments set forth herein, the current liabilities of the Sellers as of the Effective Time that are included in the Assumed Liabilities comprised of (i) accounts payable; (ii) accrued liabilities; and (iii) customer deposits.  Subject to the adjustments set forth below, Current Assets and Current Liabilities shall be computed in accordance with GAAP on a basis consistent with the Most Recent Annual Financial Statements.  Notwithstanding the foregoing, for purposes of calculating the Net Working Capital, the Current Assets and the Current Liabilities shall not include:

(i)           to the extent not incurred in the Ordinary Course of Business, intercompany receivables and payables between or among any of the Sellers, the Members and their Affiliates;

(ii)           any bank or funded Indebtedness including, without limitation, (A) any short-term debt and the current portion of any long-term debt of the Sellers, and (B) any Indebtedness owed or owing by the Sellers under the Capital Lease assumed by Buyer; and

(iii)           any current assets of the Sellers not included in the Purchased Assets.

(d)           The provisions of this Section 2.5 shall not be subject to the provisions of Article IX  hereof or any limitations of liability set forth therein.

2.6           Payment of Base Purchase Price; Escrow. Subject to the terms and conditions hereof, at the Closing, the Buyer shall pay the Base Purchase Price, as adjusted pursuant to Section 2.5, as follows:

(i)           the Buyer shall pay the Indemnity Escrow Amount to the Escrow Agent;

(ii)           the Buyer shall pay an amount equal to the Base Purchase Price, as adjusted pursuant to Section 2.5, minus the sum of the Indemnity Escrow Amount to or to the order of the Sellers;

in each such case, by wire transfer of immediately available funds to an account or accounts designated in writing to the Buyer.

In addition, subject to the terms and conditions hereof, at the Closing, the Buyer will pay the Retention Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the account designated in writing to the Buyer.

2.7           Time and Place of Closing; Deliveries.

(a)           The closing of the Purchase (the “Closing”) will take place remotely via electronic exchange of documents and signatures, at 9:00 a.m. on December 31, 2012, or at such other date, place or time as the parties may agree.  The date on which the Closing occurs and the transactions contemplated hereby are consummated and become effective is referred to herein as the “Closing Date.”  The parties intend that the Closing shall be deemed effective at 11:59 p.m. on the Closing Date (the “Effective Time”).

(b)           Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers and Members, as applicable, will deliver, or cause to be delivered, to the Buyer:

(i)           a bill of sale, deeds and assignments providing for the conveyance, assignment and transfer of the Purchased Assets by the Sellers to the Buyer, subject to the terms of this Agreement, duly executed by the Sellers, including a Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto and a special warranty deed substantially in the form of Exhibit B attached hereto (collectively, the “Conveyance Documents”);

(ii)           a counterpart signature to the Employment Agreement between Savage and Buyer, substantially in the form attached hereto as Exhibit C (the “Savage Employment Agreement”), duly executed by Savage;

(iii)           a counterpart signature to the Savage Retention Escrow Agreement duly executed by Savage;

(iv)           a counterpart signature to the Employment Agreement between Branch and Buyer, substantially in the form attached hereto as Exhibit E (the “Branch Employment Agreement”), duly executed by Branch;

(v)           a counterpart signature to the Branch Retention Escrow Agreement duly executed by Branch;

(vi)           a counterpart signature to the Indemnity Escrow Agreement, duly executed by the Sellers and Members;

(vii)           payoff letters or similar releases or confirmations from all third parties, containing payoff amounts, per diems and wire instructions, that confirm the satisfaction, release and termination of Sellers’ Indebtedness to such third parties, and the release of Liens securing the Sellers’ Indebtedness to such third parties upon payment of the Indebtedness described therein upon the Closing, each such payoff letter to be in a form reasonably acceptable to Buyer;

(viii)           with respect to each Real Property Lease, an Agreement of Assignment, Assumption and Consent, substantially in the form attached hereto as Exhibit H (each an “Assignment and Assumption of Lease”), duly executed by the relevant Seller and lessor of the respective Leased Real Property;

(ix)           a non-foreign person affidavit, dated as of the Closing Date, in compliance with Treasury Regulations Section 1.445-2(b)(2), stating that Alliance is not a “foreign person” as defined in Section 1445 of the Code;

(x)           a counterpart signature to the Agreement between Mack Energy Corporation and Buyer, substantially in the form attached hereto as Exhibit I (the “Mack Energy Agreement”), duly executed by Mack Energy Corporation;

(xi)           a certificate, dated the Closing Date and duly executed by the Secretary of Alliance, certifying (A) that a true, complete and correct copy of Alliance’s organizational documents, as amended and in effect on the Closing Date, is attached thereto, (B) that a true, complete and correct copy of the resolutions of the managers and members of Alliance authorizing the execution, delivery and performance by Alliance of this Agreement and the Transaction Documents to which Alliance is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (C) the names and signatures of the officers of Alliance authorized to execute this Agreement and the Transaction Documents to which Alliance is a party;

(xii)           a certificate, dated the Closing Date and duly executed by the Secretary of Xtreme, certifying (A) that a true, complete and correct copy of Xtreme’s organizational documents, as amended and in effect on the Closing Date, is attached thereto, (B) that a true, complete and correct copy of the resolutions of the sole member of Xtreme authorizing the execution, delivery and performance by Xtreme of this Agreement and the Transaction Documents to which Xtreme is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (C) the names and signatures of the officers of Xtreme authorized to execute this Agreement and the Transaction Documents to which Xtreme is a party;

(xiii)           a certificate, dated the Closing Date and duly executed by the Secretary of Prop-Tech, certifying (A) that a true, complete and correct copy of Prop-Tech’s organizational documents, as amended and in effect on the Closing Date, is attached thereto, (B) that a true, complete and correct copy of the resolutions of the sole member of Prop-Tech authorizing the execution, delivery and performance by Prop-Tech of this Agreement and the Transaction Documents to which Prop-Tech is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (C) the names and signatures of the officers of Prop-Tech authorized to execute this Agreement and the Transaction Documents to which Prop-Tech is a party;

(xiv)           a certificate of good standing of each of the Sellers issued by the Comptroller of the State of Texas, as of a date within ten (10) Business Days of the Closing Date;

(xv)           a certificate, dated the Closing Date and duly signed by an officer of each of the Sellers, certifying that the conditions set forth in Sections 7.1 and 7.3 have been satisfied or waived, as the case may be;

(xvi)           a Transition Services Agreement by and among the Sellers, Mack Energy Corporation and the Buyer, substantially in the form attached hereto as Exhibit J (the “Transition Services Agreement”), duly executed by the Sellers and Mack Energy Corporation;

(xvii)           a Sublease Agreement between Mack Energy Corporation and Buyer, substantially in the form attached hereto as Exhibit K (the “Sublease Agreement”), duly executed by Mack Energy Corporation; and

(xviii)           the other documents and instruments required to be delivered by the Sellers or Members at Closing pursuant to this Agreement, and all such other agreements, certificates, documents and other instruments as the Buyer reasonably requests in writing and as are reasonably necessary to consummate the transactions contemplated by this Agreement and/or any of the Transaction Documents, in each case, in form and substance reasonably satisfactory to the Buyer and its counsel.

(c)           Upon the terms and conditions of this Agreement, at the Closing, the Buyer will, in addition to paying the Base Purchase Price and making such other payments in accordance with Section 2.6, deliver to the Sellers:

(i)          the Conveyance Documents, the Savage Employment Agreement, the Branch Employment Agreement, the Savage Retention Escrow Agreement, the Branch Retention Escrow Agreement, the Indemnity Escrow Agreement, the Assignment and Assumption of Lease with respect to each Real Property Lease, and the Mack Energy Agreement, the Transition Services Agreement and the Sublease Agreement, duly executed by Buyer;

(ii)         a certificate, dated as of the Closing Date and duly executed by the Secretary or Assistant Secretary of the Buyer, certifying (A) that a true, complete and correct copy the resolutions of the Board of Managers of the Buyer authorizing the execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents to which the Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (B) the names and signatures of the officer(s) of the Buyer authorized to execute this Agreement and the Transaction Documents to which the Buyer is a party;

(iii)        a certificate, dated as of the Closing Date and duly executed by the Secretary or Assistant Secretary of Newpark, certifying (A) that a true, complete and correct copy the resolutions of the Board of Directors of Newpark authorizing the execution, delivery and performance by Newpark of this Agreement and the Transaction Documents to which Newpark is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (B) the names and signatures of the officer(s) of Newpark authorized to execute this Agreement and the Transaction Documents to which Newpark is a party;

(iv)           a certificate of good standing of the Buyer issued by the Comptroller of State of Texas as of a date within ten (10) Business Days of the Closing Date;

(v)           a certificate, dated the Closing Date and duly signed by an officer of the Buyer, certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied;

(vi)           the other documents and instruments required to be delivered by the Buyer at Closing pursuant to this Agreement, and all such other agreements, certificates, documents and other instruments as the Sellers reasonably requests in writing and as are reasonably necessary to consummate the transactions contemplated by this Agreement and/or any of the Transaction Documents, in each case, in form and substance reasonably satisfactory to the Sellers and their counsel.

2.8           Allocation of Purchase Price.  The Buyer and the Sellers will cooperate in good faith and use commercially reasonable efforts to agree, on or before the 90th day following the Closing, upon an allocation of the Purchase Price (including the amount of any Assumed Liabilities recognized as part of the consideration for Tax purposes), among each class of the Purchased Assets, in compliance with the principles of Code Section 1060 and applicable Treasury Regulations thereunder.  If the Sellers and the Buyer agree to such allocation, the Sellers and the Buyer agree to timely and properly prepare, execute and file with the Internal Revenue Service pursuant to Code Section 1060 an IRS Form 8594 or any successor form thereto regarding the allocation of the Purchase Price in accordance with such agreed allocation ; provided, however, that (i) the Buyer’s cost for the Purchased Assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated and (ii) the amount realized by the Sellers may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.  Except as required pursuant to applicable Law, none of the parties, directly or indirectly, through a Subsidiary or Affiliate or otherwise, will take a position on any Tax Return or in any audit or examination by, or any judicial proceeding before, any Taxing Authority that is in any way inconsistent with such agreed allocation; provided, however, that none of the Sellers, the Buyer or any of their respective Affiliates shall be obligated to litigate any challenge to such allocation of the Purchase Price by any Governmental Authority.  If the Sellers and Buyer are unable to agree on an allocation of the Purchase Price within ninety (90) days following the Closing, the Buyer and the Sellers may file their respective Tax Returns allocating the Purchase Price in the manner each such party believes appropriate, provided such allocation is reasonable and in accordance with applicable Law.  The parties will promptly inform one another of any challenge by any Taxing Authority to any allocation made pursuant to this Section 2.8 and agree to consult and keep one another reasonably informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

2.9           Earnout.  Buyer shall pay to Sellers as additional consideration for the Purchased Assets and as an adjustment to the Purchase Price, a sum of up to $4,300,000 subject to the following terms and conditions:

(a)           Earnout Statement.  Within ninety (90) days following the last day of each Annual Earnout Period, Buyer shall deliver a written statement (such statement being referred to herein as the “Annual Earnout Statement”) to Alliance which shall set forth (i) the Gross Margin for the Annual Earnout Period for the Proppant Business and (ii) the Annual Earnout Amount payable in connection with such Annual Earnout Period.

(b)           Earnout Amount.  The amount payable by the Buyer to the Sellers (the “Annual Earnout Amount”) for the first Annual Earnout Period shall be an amount equal to the Gross Margin for such Annual Earnout Period multiplied by forty-five percent (45%); provided, that in no event will the Annual Earnout Amount for the first Annual Earnout Period exceed an amount equal to $3,900,000.  The Annual Earnout Amount for the second Annual Earnout Period shall be an amount equal to the Gross Margin for such Annual Earnout Period multiplied by forty-five percent (45%); provided, that in no event will the Annual Earnout Amount for the second Annual Earnout Period exceed an amount equal to (x) $4,300,000 less (y) the Annual Earnout Amount for the first Annual Earnout Period multiplied by one hundred ten percent (110%).  In no event shall the aggregate amount of the Annual Earnout Amounts for the first and second Annual Earnout Periods exceed $4,300,000.

(c)           Objections.  On or prior to the sixtieth (60th) calendar day following Buyer’s delivery of the Annual Earnout Statement, Alliance may give Buyer a written notice stating in reasonable detail the Sellers’ objections (an “Earnout Objection Notice”) to the calculation of the Gross Margin and Annual Earnout Amount as set forth on such Annual Earnout Statement.  During such sixty (60) calendar day period, Buyer shall provide the Sellers and their independent accountants and other authorized representatives with access, at reasonable times and upon reasonable notice, to the Buyer’s books and records relating to the Proppant Business and its personnel and accountants.  Any Earnout Objection Notice shall specify in reasonable detail the dollar amount of any objection and the reasonable basis therefor.  Any determination set forth on the Annual Earnout Statement to which the Sellers do not specifically object in the Earnout Objection Notice shall be deemed acceptable and shall be final and binding upon the parties upon delivery of the Earnout Objection Notice.  If Alliance does not give Buyer an Earnout Objection Notice within such sixty (60) day period, then the Annual Earnout Statement will be conclusive and binding upon the parties.

(d)           Objection Resolution.  Following Buyer’s receipt of any Earnout Objection Notice, the Sellers and Buyer shall attempt to negotiate in good faith to resolve such dispute.  In the event that the Sellers and Buyer fail to agree on any of the Sellers’ proposed adjustments set forth in the Earnout Objection Notice within sixty (60) days after Buyer receives the Earnout Objection Notice, the Sellers and Buyer agree that an Accounting Arbitrator shall make the final, binding determination, absent fraud or manifest error, regarding the proposed adjustments set forth in the Earnout Objection Notice that are not resolved by the Sellers and Buyer (the “Earnout Disputed Items”).  Buyer and the Sellers each shall provide the Accounting Arbitrator with their respective determinations of the Earnout Disputed Items.  The Accounting Arbitrator shall make an independent determination on the Earnout Disputed Items and the resultant Gross Margin and Annual Earnout Amount that shall be final and binding on the Sellers and Buyer.  The determination of the Earnout Disputed Items by the Accounting Arbitrator shall be based on whether such Earnout Disputed Items have been calculated in accordance with the standards set forth in this Agreement, and the Accounting Arbitrator is not to make any other determination.  The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by Buyer and the Sellers and not pursuant to any independent review.  In no event shall the Accounting Arbitrator’s determination be outside of the range of amounts claimed by the respective parties with respect to those items in dispute.  The fees, costs and expenses of the Accounting Arbitrator shall be paid by the party whose proposed Gross Margin is farthest from the final Gross Margin as determined by the Accounting Arbitrator.

(e)           On or before the fifth (5th) Business Day following the date on which the calculation of the Gross Margin and Annual Earnout Amount for a particular Annual Earnout Period becomes final, Buyer shall pay to an account designated by the Sellers an amount (if any), in immediately available funds, equal to the applicable Annual Earnout Amount as finally determined pursuant to the provisions of this Section 2.9, which amount will be paid pursuant to wire instructions delivered to Buyer by Alliance.

(f)           All payments required pursuant to this Section 2.9 shall be deemed to be adjustments for Tax purposes to the aggregate Purchase Price paid by Buyer pursuant to this Agreement, except as otherwise required by applicable Law.

(g)           From the Closing Date until payment of the final Annual Earnout Amount, unless otherwise agreed to by the Sellers, Buyer agrees to:

(i)           continue to operate the Proppant Business on a commercially reasonable basis;

(ii)           maintain separate books and records for the Proppant Business as necessary to calculate the Gross Margin and Annual Earnout Amounts as required by this Section 2.9, prepare such books and records in accordance with GAAP, and permit Sellers to inspect such books and records upon reasonable advance notice, and not more frequently than once every six (6) months; and

(iii)           not cause or permit the sale of any products or services currently sold or provided by the Proppant Business to be diverted to, made or provided by, Newpark or any of its Affiliates (other than Buyer).

2.10           Condition to Transfer of Contracts; Ongoing Projects.

(a)           Notwithstanding anything herein to the contrary and assuming Buyer waives any condition contained herein that such Consent for assignment be obtained prior to Closing, the parties acknowledge and agree that at the Closing, the Sellers are not assigning to the Buyer any Contract otherwise constituting a Purchased Asset which by its terms requires the Consent of any other party in order to assign such Contract unless such Consent has been obtained on or prior to the Closing (a “Non-Assigned Contract”).

(b)           Each ongoing or pending project being performed by the Business pursuant to a Non-Assigned Contract as of the Closing Date is referred to individually as an “Ongoing Project” and collectively as the “Ongoing Projects.”  Schedule 2.10 identifies as of the date of this Agreement (i) each Ongoing Project that the Sellers expect to be ongoing at the Closing Date and (ii) the respective customer relating to each such Ongoing Project.

(c)           The Sellers’ rights relating to the Ongoing Projects and to the Non-Assigned Contracts are collectively referred to as the “Contract Rights.”

(d)           From and after the Effective Time:

(i)           The Sellers shall hold each such Non-Assigned Contract for the exclusive benefit of the Buyer;

(ii)            At the request and expense and under the direction of the Buyer, acting reasonably, the Sellers shall use commercially reasonable efforts to cause all things to be done that the Buyer, acting reasonably, considers necessary or desirable to perform the obligations of the Sellers with respect to Ongoing Projects from and after the Closing under the Non-Assigned Contracts in a manner that preserves the value of the Contract Rights, ensures that those Contract Rights will inure to the benefit of the Buyer, and ensures that all amounts receivable under the Non-Assigned Contracts from and after the Closing will be received by the Buyer;

(iii)           the Buyer agrees to perform and assume, at its sole expense, all of the obligations and liabilities of the Sellers under the Contract Rights from and after Closing to the extent such obligations and liabilities pertain to performance from and after the Effective Time and are not related to any matter, thing, improper performance, breach of warranty or default existing at, prior to or as a consequence of Closing;

(iv)           the Sellers shall promptly pay over to the Buyer all amounts collected by the Sellers under the Non-Assigned Contracts;

(v)           following the Closing, the Sellers and the Buyer shall make reasonable efforts and cooperate with each other in good faith to obtain the necessary Consents to assign the Non-Assigned Contracts to the Buyer; and

(vi)           if the Sellers obtain the necessary Consent to assign a Non-Assigned Contract to the Buyer in form satisfactory to the Buyer, then, effective as of the date the Buyer receives a copy of that Consent from the Sellers, that Non-Assigned Contract will be deemed to have been assigned and transferred by the Sellers to Buyer and the Sellers and the Buyer will be relieved of any further obligations under any agreement made between them in respect of that Non-Assigned Contract (including under this Section 2.10(d)).

(e)           Nothing in this Section 2.10 will relieve the Sellers of their obligations under Section 6.2.

2.11           Rentals, Utilities and Other Adjustments.  All monthly installments of rent and other amounts payable to lessors under any Assigned Contract and all utility charges shall be prorated through the Closing Date and shall be considered in the determination of Net Working Capital for purposes of Section 2.5.  All property Taxes imposed on or with respect to the Purchased Assets for the 2012 tax year shall remain the liability of the Sellers; provided, that to the extent the amount of any such property Tax is included in the determination of the Estimated Net Working Capital, as adjusted by the determination of the Closing Date Net Working Capital, the Buyer will timely pay such amount to the designated Taxing Authority, provided, further, that Buyer, by agreeing to make such Tax payment, shall not be deemed to have assumed Sellers’ liability for such property Taxes.  To the extent any such proration is not completed or is estimated as of the Closing, then promptly upon receipt of any final bills or invoices for any such prorated adjustments, the Sellers, on the one hand, or the Buyer, on the other hand, as appropriate, shall provide the other with copies of all such final bills or invoices for such items and to the extent such amounts were not properly reflected in the Final Working Capital Adjustment, such amount shall be paid by the appropriate party promptly upon demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MEMBERS

Each Member, severally and not jointly, hereby represents to Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1           Organization; Qualification.  If the Member is not an individual, the Member has been duly formed or incorporated and is organized and validly existing and in good standing under the laws of its jurisdiction of formation or incorporation.  The Member has the power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which it is or is to become a party and to consummate the transactions contemplated by this Agreement and the Transaction Documents.

3.2           Authorization.  If the Member is not an individual, the execution and delivery by the Member of this Agreement and each of the Transaction Documents to which it is or is to become a party and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly and validly authorized by all necessary corporate, limited liability company or other action on behalf of the Member.

3.3           Validity of Agreement.  This Agreement has been, and each of the Transaction Documents to which the Member is or is to become a party will at the Closing be, duly and validly executed and delivered by the Member, and this Agreement is, and each such Transaction Document will, at the Closing, be, the legal, valid and binding obligations of the Member, enforceable against the Member in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only it the discretion of a court of competent jurisdiction.

3.4           Consents and Approvals; No Violations.  Neither the execution and delivery by the Member of this Agreement or any of the Transaction Documents to which it is to or is become a party nor the consummation by the Member of the transactions contemplated hereby or thereby do or will (i) conflict with, violate or result in any breach of any provision of the Governing Documents of the Member (to the extent the Member is not an individual); (ii) (A) conflict with or result in a violation or breach of, or (B) constitute (with or without due notice or lapse of time or both) a default under, or (C) impair the rights of Member under, any Contract to which such Member is a party (iii) conflict with or violate any statute, rule, regulation, order, treaty, judgment, ordinance, injunction, order or decree of any Governmental Entity that is currently in effect (collectively, “Laws” and, individually, a “Law”) applicable to the Member, (iv) require, with respect to such Member, any registrations, qualifications, designations, declarations or filings with, or the obtaining of any permit, authorization, consent, waiver or approval of, or the giving of any notice to, in each case, any Governmental Entity, customer, contractual third party or other Person (collectively, “Consents” and individually, a “Consent”); or (v) result in the creation of any Lien on the Business or any of the Purchased Assets.

3.5           Solvency.  No Member is insolvent or will be rendered insolvent by any of the transactions contemplated by this Agreement and the Transaction Documents.  “Insolvent” means, with respect to any Person, that the sum of the debts and other probable liabilities of such Person exceeds the present fair market value of such Persons’ assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND MEMBERS

Concurrently with the execution and delivery of this Agreement, the Sellers and Members are delivering to the Buyer a disclosure letter (the “Seller Disclosure Letter”) setting forth items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in this Article IV; provided, however, that information disclosed in or for one section of the Seller Disclosure Letter shall be deemed disclosed in all other sections of the Seller Disclosure Letter only to the extent it is reasonably apparent on its face that such information is relevant to such other section of the Seller Disclosure Letter.

Subject to the preceding paragraph, the Sellers and Members jointly and severally represent and warrant to the Buyer as of the date hereof and as of the Closing Date, as follows:

4.1           Organization; Qualification; Subsidiaries.     Each of the Sellers (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas; (ii) has all requisite limited liability company power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now being conducted; and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership, operation or leasing of the Purchased Assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Business Material Adverse Effect.  All of such jurisdictions in which each of the Sellers is qualified are set forth on Schedule 4.1(a).

(b)           Alliance is the sole record and beneficial owner of all the issued and outstanding equity interest in each of Xtreme and Prop-Tech.  The Sellers do not own, or hold the right to acquire (contingently or otherwise), any ownership interest in any other Person except as referred to in this Section 4.1(b).  The Business is and at all times has been conducted, and the Purchased Assets are and have at all times been operated, by the Sellers and not through any Person other than the Sellers.

(c)           As used in this Agreement, the term “Business Material Adverse Effect” shall mean any change, development or effect that, individually or in the aggregate with all other changes, developments or effects, has, is, or could reasonably be expected to have, a material adverse effect on, the Purchased Assets, the Business, the operations, the condition (financial or otherwise), earnings or results of operations of the Business, but shall not include: (A) changes, developments or effects (i) generally affecting the principal industries and geographic areas in which the Business operates (including the demand for or market price of oil, natural gas or other commodities), to the extent such changes, developments or effects do not disproportionately impact the Business, (ii) generally affecting the economy or the financial markets in the United States or globally (including interest rates), to the extent such changes, developments or effects do not disproportionately impact the Business, (iii) generally affecting regulatory or political conditions in the United States or globally, to the extent such changes, developments or effects do not disproportionately impact the Business, (iv) resulting from compliance with the terms of this Agreement (including omissions required by this Agreement), (v) resulting from the announcement or pendency of the transactions contemplated by this Agreement; provided that such announcement was made in accordance with this Agreement, or (vi) resulting from any action or omission of the Buyer and its Affiliates or taken or omitted to be taken by the Sellers at the written direction of the Buyer; (B) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law by any Governmental Entity; (C) any changes in generally accepted accounting principles in the United States (“GAAP”) or the interpretation thereof after the date hereof; (D) weather, natural disasters or meteorological events, including any fire or flood not isolated to a Business facility and its immediate surroundings; or (E) acts of terrorism or war.

4.2           Authority Relative to this Agreement; Enforceability.  Each of the Sellers has the limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or is to become a party, and to consummate the transactions contemplated by this Agreement and such Transaction Documents.  The execution and delivery of this Agreement and the Transaction Documents to which each of the Sellers is or is to become a party, and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly and validly authorized by all requisite limited liability company action on the part of each of the Sellers.  This Agreement has been, and each of the Transaction Documents to which any of the Sellers is or is to become a party will, at the Closing, be, duly and validly executed and delivered by each of the Sellers, as appropriate, and constitutes, or will at the Closing constitute, a valid and binding agreement of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.3           Title to Purchased Assets.  Except as set forth on Schedule 4.3, each of the Sellers has, or as of the Closing will have, and at the Closing will transfer to the Buyer, good and valid title to all of the Purchased Assets, free and clear of any and all liens (including liens arising under original purchase price conditional or installment sales Contracts and equipment leases with third parties), pledges, charges, claims, security interests, voting trusts, mortgages, deeds of trust, encroachments, options, rights of first offer, rights of first refusal, imperfections of title, restrictions, adverse interests, burdens or other encumbrances, whether consensual, statutory or otherwise (collectively, “Liens”), except for (a) Liens, if any, created or permitted expressly and in writing to be imposed by the Buyer, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens imposed by applicable Law arising or incurred in the Ordinary Course of Business for obligations that are not due and payable and for which no filing, to the extent necessary to secure or perfect such liens, has been made, (c) Liens for Taxes and other governmental charges that are not due and payable, (d) in the case of Leases, Liens created by the owner of fee title to the land covered thereby, (e) liens securing rental payments under the Capital Lease, (f) with respect to the Owned Real Property, the exceptions set forth in Items 1 and 6 of Schedule B of the Owners’ Policies, excluding any exception for rights of any Person in possession of such Owned Real Property other than Sellers, and (g) other imperfections of title, licenses or other Liens, if any, that do not, individually or in the aggregate with all other imperfections of title, licenses or other Liens, materially impair the continued use and operation of the Purchased Assets to which they relate as presently used and operated or as contemplated to be used or operated (clauses (a) through (g) above collectively, “Permitted Liens”).   Except for the Buyer’s rights under this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from the Sellers of any of the Purchased Assets, except under purchase orders accepted by the Sellers in the Ordinary Course of the Business, consistent with past practice.

4.4           Consents and Approvals; No Violations.  Except as set forth on Schedule 4.4 and, as it relates to clause (b) below, except for any failure of Sellers to obtain any Consent from any third party for the assignment of any Contract, neither the execution and delivery by the Sellers of this Agreement or any of the Transaction Documents to which the Sellers are or are to become a party nor the consummation by the Sellers of the transactions contemplated hereby or thereby do or will (a) conflict with, violate or result in any breach of any provision of the Governing Documents of the Sellers; (b) (i) conflict with or result in a violation or breach of, or (ii) constitute (with or without due notice or lapse of time or both) a default under, or (iii) impair the rights of Sellers under, or (iv) give rise to any right of termination, cancellation, non-renewal, amendment, modification or acceleration under or with respect to, or (v) result in or give any Person any rights or entitlement to any increased, additional, accelerated or guaranteed payments under, or (vi) result in any restriction on the rights under, in each case, any Assigned Contract, any Material Contact or any Permit held by or of the Sellers; (c) conflict with or violate any Law applicable to the Sellers, the Business or any of the Purchased Assets, including any applicable Law of any jurisdiction relating to bulk sales, bulk transfers or similar transactions; (d) require any Consents under any Contract or require any Consent of any Governmental Entity, customer, contractual third-party or other Person; or (e) result in the creation of any Lien on the Business or any of the Purchased Assets; except, in the case of clauses (ii), (iii) and (iv) of this Section 4.4, for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not have a Business Material Adverse Effect.

4.5           Environmental Matters.

(a)           Except as set forth on Schedule 4.5(a), the Sellers have not received any written communication from a Governmental Entity or any other Person that alleges that in respect of the Business or the Purchased Assets (i) any of the Sellers is not, or has not been, in compliance in any material respect with any Environmental Law; (ii) any of the Sellers are potentially responsible for any Remedial Actions under any Environmental Laws; (iii) any Contaminant which any of the Sellers has generated, transported or disposed of has been found at any site at which any Person has conducted a Remedial Action pursuant to any Environmental Law; or (iv) any of the Sellers is or shall be a named party to any proceeding arising out of any third party’s incurrence of Damages of any kind whatsoever in connection with the presence or Release of Contaminant, except where an allegation under (i), (ii), (iii) or (iv) as described above would not, individually or in the aggregate, have a Business Material Adverse Effect.

(b)           Each of the Sellers (i) holds and maintains, in full force and effect, and is in material compliance with, all material Permits required under applicable Environmental Laws to conduct the Business, all such Permits being listed on Schedule 4.5(b), and there are no renewals currently required or pending with respect to any such Permits and (ii) is in material compliance with all Environmental Laws with respect to the Business and the Purchased Assets.

(c)           Except as set forth on Schedule 4.5(c), in connection with the conduct of the Business and the Purchased Assets, no Seller has entered into or agreed to any court decree, order or settlement, or is subject to any judgment, order, directive, decree, fine or other sanction relating to compliance with any Environmental Law or Remedial Actions under any Environmental Law.

(d)           Except as set forth on Schedule 4.5(d), (i) no portion of the Purchased Assets has been used by the Sellers in the handling, manufacturing, treatment, processing, storage, use, generation or disposal of Contaminants, except as is reasonably required for the operation of the Business and in material compliance with applicable Environmental Laws, and (ii) there have been no Releases by the Sellers or threatened Releases by the Sellers of Contaminants on, upon, into or from any Real Property in such a manner that is reasonably expected to form the basis of an obligation or liability under any Environmental Law and would have, individually or in the aggregate, a Business Material Adverse Effect.

(e)           Each of the Sellers has delivered or made available to the Buyer complete, accurate and current copies of each environmental report, study, analysis, test or monitoring report listed on Schedule 4.5(e) which constitute all of the material written environmental reports, studies, analyses, tests or monitoring reports prepared, or that were obtained, by any Seller within the last two years and which are, or with reasonable efforts could be, within the possession or control of the Sellers relating to the Business.

(f)           Except as set forth on Schedule 4.5(f), to the Sellers’ knowledge none of the Real Property contains any of the following in material violation of Environmental Laws or in such a manner that is reasonably expected to form the basis of an obligation or liability under any Environmental Law: underground storage tanks; asbestos; polychlorinated biphenyls (PCBs); toxic mold; underground injection well; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Contaminant have been discharged or disposed.

(g)           To the knowledge of the Sellers, there are no Contaminants originating from any adjoining or neighboring properties which have, or are reasonably suspected to be, migrating into or under the Real Property.

(h)           For purposes of this Agreement, a “Contaminant” means all hazardous or toxic substances, all petroleum hydrocarbons, petroleum products and any components, fractions or derivatives thereof, explosive or radioactive substances, asbestos and asbestos-containing materials, pollutants and contaminants and all other substances, whether or not defined as such, that are regulated pursuant to and that could result in liability under any applicable Environmental Laws.

(i)           For purposes of this Agreement, “Environmental Law” means any Law relating to pollution or protection of the Environment or public health or safety, including any Law relating to Releases of Contaminants into the Environment and any Law relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of any of the foregoing, including (i) the federal Clean Air Act, as amended; (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (iii) the Emergency Planning and Community Right-to-Know Act of 1986, as amended; (iv) the Federal Insecticide, Fungicide & Rodenticide Act, as amended; (v) the Federal Water Pollution Control Act, as amended; (vi) the Oil Pollution Act of 1990, as amended; (vii) the Resource Conservation and Recovery Act, as amended; (viii) the Superfund Amendments and Reauthorization Act of 1986, as amended; and (ix) the Toxic Substances Control Act, as amended; and, with respect to each of the foregoing clauses (i) through (ix), all similar state Laws and all successor statutes thereto and the rules and regulations promulgated thereunder, all as amended and supplemented as of the Closing Date.

(j)           For purposes of this Agreement, “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant on or into the Environment or into or out of any Real Property.

(k)           For purposes of this Agreement, “Remedial Action” means all actions required by any Governmental Entity (i) to clean up, remove, treat or in any other way remediate or address any Contaminants; (ii) to minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger (A) public health or welfare or (B) the soil, land surface or subsurface, groundwater, surface water, drinking water supply, stream sediments, ambient air, plant and animal life or any other environmental medium or natural resource (the items set forth in this clause (B) hereinafter collectively referred to as the “Environment); (iii) to perform any pre-remedial studies and investigation or post-remedial monitoring and care; or (iv) to bring the Owned Real Property or the Leased Real Property and the Sellers’ operations thereon in compliance with Environmental Laws.

4.6           Financial Information; Absence of Undisclosed Liabilities.

(a)           Attached hereto as Schedule 4.6 are the following financial statements of the Business (collectively, the “Financial Statements”): (i) the consolidated balance sheet and statement of income and statement of cash flow of Alliance as of and for the fiscal year ended December 31, 2010; (ii) the audited consolidated balance sheet and the reviewed statement of income and statement of cash flow of Alliance (the “Most Recent Annual Financial Statements”) as of and for the fiscal year ended December 31, 2011 (the “Most Recent Fiscal Year End”), and (iii) unaudited consolidated balance sheet and statement of income and statement of cash flow of Alliance (the “Most Recent Financial Statements”) as of and for the year to date period ended October 31, 2012 (the “Most Recent Fiscal Month End”).  Except as set forth on Schedule 4.6, the Financial Statements (including the notes thereto, where applicable) (i) are true and correct in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except in the case of unaudited Financial Statements, for the absence of footnotes and for normal year-end adjustments), (iii) were compiled from the books and records of the Sellers, and (iv) present fairly and accurately in all material respects the assets, liabilities and financial condition of the Sellers as of such dates and the results of operations of the Sellers for such periods.

(b)           The books of account and other financial records of the Sellers:  (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein pursuant to GAAP and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

(c)           Except as set forth on Schedule 4.6(c), the Sellers have no Indebtedness.

(d)           Each of the Sellers has no liability related to the Business or the Purchased Assets, except for liabilities (i) expressly set forth on Schedule 4.6(d), (ii) reflected on or fully reserved against in the Most Recent Financial Statements, or (iii) incurred since October 31, 2012 in the Ordinary Course of Business (none of which is a liability for breach of contract, tort, infringement, claim, lawsuit or warranty).

4.7           Absence of Certain Changes.  Since January 1, 2012, (i) there has not been a Business Material Adverse Effect and (ii) except as set forth on Schedule 4.7 or to the extent included as an Excluded Asset or Excluded Liability, with respect to the Business or any of the Purchased Assets, each of the Sellers:

(a)           has operated the Business in the normal and ordinary course of the Business consistent with past customs and practices, including with respect to quantity and frequency (“Ordinary Course of Business”), and used commercially reasonable efforts to preserve the present relationships with other Persons having material dealings with each of the Sellers, as appropriate, in respect of the Business;

(b)           has taken all commercially reasonable actions to preserve, protect and maintain all of the Purchased Assets, other than disposable assets, in customary repair, order and condition (reasonable wear and tear excepted);

(c)           has not suffered any theft, damage, destruction, loss or other casualty, whether or not covered by insurance, with respect to any of the Purchased Assets having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;

(d)           has maintained in good standing all Permits and has filed, when due, all required renewals for such Permits;

(e)           has paid and discharged diligently, in accordance with past practice and not less than on a timely basis, all of such Seller’s payables, liabilities and obligations (other than payables, liabilities or obligations being disputed in good faith for which adequate reserves have been made on the Financial Statements) to any Person;

(f)           has not (i) agreed to award or pay, awarded or paid any bonuses to Employees with respect to any period after December 31, 2011, or (ii) entered into or amended any written or material unwritten employment, service, independent contractor, deferred compensation, severance or similar agreement or arrangements (except for entering into agreements or arrangements to employ new Employees on or after January 1, 2012, in exchange for an annual compensation of less than $50,000 to each such new Employee), or (iii) agreed to increase the compensation payable or to become payable by the Sellers, as appropriate, to any officer, director, employee, agent, representative or Affiliate of the Sellers (except for increases to the compensation payable to Employees who were employed as of December 31, 2011, by an amount, with respect to each such Employee, consistent with prior practices in the Ordinary Course of Business), or (iv) agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation (other than with respect to bonuses or other incentive compensation in amounts less than $25,000 individually), insurance, pension or any other Sellers Benefit Plan;

(g)           has not made any loans, advances or capital contributions to, or guarantees for the benefit of, or investments, or paid or reimbursed any fees to any Person (including any Affiliate of the Sellers), except for advances and reimbursements for business expenses to Employees in the Ordinary Course of Business;

(h)           has not mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of the Purchased Assets;

(i)           has not sold, leased, assigned, transferred, conveyed or otherwise disposed of any of the Purchased Assets, except in the Ordinary Course of Business;

(j)           has not discharged or satisfied any Lien or paid any liability or obligation, except in the Ordinary Course of Business and which, individually or in the aggregate, is not and would not be material to the Sellers, the Business or the Purchased Assets;

(k)           has not canceled, settled, compromised or accelerated any Indebtedness or claim, or amended, canceled, terminated, waived or released any Contract or right, except in the Ordinary Course of Business and which, individually or in the aggregate, is not and would not be material to the Sellers, the Business or the Purchased Assets;

(l)           has not instituted, settled or compromised any Legal Proceeding;

(m)           except for the Capital Lease and the Leases, has not entered into, or made any commitments for, any lease of capital equipment or real property, in each case, involving payments in excess of $50,000 per year;

(n)           has not entered into any material transaction or entered into any transaction with any of its Affiliates, in each case, that was or not in the Ordinary Course of Business;

(o)           has not committed to make any capital expenditures requiring any payment following the Effective Time in excess of $50,000 individually or $100,000 in the aggregate; and

(p)           has not entered into any Contract or otherwise agreed to do, or taken any action or made any omission that would reasonably be expected to result in, anything set forth in this Section 4.7.

4.8           Compliance with Law; Permits. Except as relating to environmental, employee benefit or Tax matters, which are addressed solely in Sections 4.5, 4.11 and 4.14, respectively:

(a)           Each of the Sellers is, and at all times since January 1, 2011 has been, operating the Business and the Purchased Assets in compliance, in all material respects, with all Laws applicable to the Sellers, the Business or any of the Purchased Assets or to which it or the Sellers, the Business or the Purchased Assets are bound or subject.  Since January 1, 2011, except as set forth on Schedule 4.8(a), none of the Sellers has received any written notice from any Person concerning alleged violations of, or the occurrence of any events or conditions resulting in alleged noncompliance with, any Law applicable to the Sellers, the Business or the Purchased Assets or to which any of the Sellers, the Business or the Purchased Assets are bound or subject.  Neither the Sellers nor any of their respective managers, officer, employees, agents, representatives or Affiliates has made any kickback, bribe, gift or political contribution in contravention of any applicable Law to or on behalf of any customer of the Business, or to any officer, director, manager, partner, trustee, employee, agent, representative or Affiliate of any customer of the Business, or to any other Person (including a Governmental Entity) in each case with respect to the Business.

(b)           Each of the Sellers has obtained and holds in full force and effect all Permits that are necessary or required for the operation of the Business as currently operated or as contemplated to be operated, or the ownership, lease, use or operation of the Purchased Assets except, in each case, for any such Permits the failure of which to be obtained would not reasonably be expected to result in a Business Material Adverse Effect.  Each such Permit is listed on Schedule 4.8(b).  Each of the Sellers is and has been in compliance, in all material respects, with the terms of each such Permit. There is no Legal Proceeding pending or Order outstanding against any of the Sellers, or to the Sellers’ knowledge, threatened against any of the Sellers that would reasonably be expected to adversely affect any such Permit in any material respect.  Additionally, there are no renewals currently required or pending with respect to any such Permits.

4.9           Real Property.

(a)           Owned Real Property.  Schedule 4.9(a) sets forth a true, complete and correct list of all of the real property owned by the Sellers beneficially or of record  (such real property, together with all buildings, fixtures, structures and improvements thereon, collectively, the “Owned Real Property”), including, with respect to each Owned Real Property, the name of the Seller that owns such Owned Real Property and the address thereof.  The Sellers identified on Schedule 4.9 as the owner of the Owned Real Property have good and valid fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b)           Leased Real Property.  Schedule 4.9(b)(i) sets forth a true, complete and correct list of all real property (other than the Owned Real Property) leased, used or occupied by the Sellers in connection with the conduct of the Business as currently conducted (such real property, together with all rights, title and interest of the Sellers in and to the leasehold improvements relating thereto, if any, and the security deposits, reserves or prepaid rents in connection therewith, if any, collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).  There are no Contracts (other than Permitted Liens) granting to any Person other than the Sellers the right of use or occupancy of any such parcel; and, to the Sellers’ knowledge, the lessor of such parcel of Leased Real Property has not granted any Person other than the Sellers the right to use or occupy such Leased Real Property. Each of the Sellers has good and valid leasehold interest to the Leased Real Property, free and clear of all Liens other than Permitted Liens.  Schedule 4.9(b)(ii) sets forth a true, complete and correct list of all leases, subleases, licenses, concessions and agreements, including all amendments, extensions, renewals, options and guaranties with respect thereto, to which any of the Sellers is a party and pursuant to which any of the Sellers leases, uses or occupies any Leased Real Property (the “Leases”), including, with respect to each Lease: (x) the location of the Leased Real Property covered by such Lease, (y) the name and address of the lessor, and (z) the termination date, extension periods (if any), current monthly rent and amount of security deposit (if any) pursuant to such Lease.  The Sellers have delivered to the Buyer true, complete and correct copies of the Leases.  With respect to each Lease:

(i)           Such Lease is valid, binding, enforceable and in full force and effect, and the Sellers enjoy peaceful and undisturbed possession of the Leased Real Property (subject to the provisions of such Lease) covered by such Lease, and no claim has been asserted against any of the Sellers that is adverse to such Seller’s rights in such leasehold interests;

(ii)           Each Seller party to such Lease is in compliance in all material respects with all applicable terms of such Lease, and no event or circumstance has occurred or exists that, with or without the delivery of notice, the passage of time or both, would constitute a breach or default under such Lease, and each Seller party to such Lease, has paid all rent and other amounts due and payable as of the Effective Date under such Lease; and

(iii)           The Sellers have not received nor given any notice of any breach or default under such Lease, or of the occurrence or existence of any event or circumstance that, with or without the delivery of notice, the  passage of time or both, would constitute a breach or default under such Lease and, to the Sellers’ knowledge, no other Person is in breach of or default under such Lease, and no party to such Lease has exercised or threatened to exercise any termination, cancellation, amendment or acceleration rights with respect thereto.

(c)           The Sellers have not leased, subleased, assigned or otherwise granted to any Person (other than a lessor’s right under a Lease) the right to use or occupy the Real Property or any portion thereof, and there are no options, rights of first offer, rights of first refusal or similar rights to purchase the Owned Real Property or any portion thereof or any interest therein.

(d)           The (i) Real Property constitutes all of the real property owned, held or used by the Sellers to conduct the Business as currently conducted, (ii) buildings, facilities and improvements located on the Real Property have not suffered any material damage, destruction or loss, whether by fire, flood or other casualty, to the whole or any portion thereof that remains unremediated to date and are in good operating condition and in a state of good maintenance and repair and are suitable for the purposes for which they are currently being used and (iii) Owned Real Property and the Leased Real Property is adequately serviced by all utilities and public services necessary for the conduct of the Business thereon.

(e)           Except as set forth on Schedule 4.9(e), since January 1, 2012, the Sellers have not received any written notice of (i) material violations of building codes and/or zoning ordinances or other Laws applicable the Real Property, (ii) existing, pending or threatened condemnation, appropriation, special assessment or other proceedings affecting or relating to the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters, which would reasonably be expected to adversely affect the ability to operate the Real Property as currently operated or as contemplated to be operated in any material respect.

(f)           Subject to obtaining all Permits and Consents required for operating the Business, the Buyer will have the right to use the Real Property after the Closing for its current uses in the manner currently operated by the Sellers without violating any applicable Law or private restriction in any material respect, and such current uses are legal conforming uses in all material respects.

(g)           There are no Legal Proceedings or other condemnation, appropriation, moratorium, special assessments or other proceedings pending or, to the Sellers’ knowledge, threatened in writing by any Person that (i) relate to or affect the Real Property, (ii) would result in a change in the allowable uses, the occupancy or the value of the Real Property, or (iii) would modify the right of the Buyer to use the Real Property for its current uses or its current intended uses after the Closing Date.

(h)           To each of the Sellers’ knowledge, there is no fact or condition that would reasonably be expected to result in the termination of any currently existing vehicular access to or from the Real Property and any public rights of ways and roads or any existing sewer or other utility facilities servicing, adjoining or situated on the Real Property and the Real Property has direct vehicular access to one or more public roads, streets or rights of way.

(i)           Except as set forth on Schedule 4.9(i), no Contracts have been entered into with any Governmental Entity or other Person by the Sellers relating to the Real Property which would impose an obligation upon the Buyer or its successors or assigns to make any contribution or dedication of money or of all or any portion of the Real Property or to construct, install, or maintain any improvements of a public or private nature on or off the Real Property or any portion thereof.

4.10           Legal Proceedings.  Except as set forth on Schedule 4.10, there is no action, suit, arbitration, claim, proceeding (including any worker’s compensation claim or proceeding), hearing or investigation by or before any Governmental Entity or any arbitration or alternative dispute resolution panel (each, a “Legal Proceeding”), or any judgment, order, writ, decree, injunction or other determination, whether preliminary or final, by or of any Governmental Entity or any other entity or body whose finding, ruling or holding is legally binding or enforceable as a matter of right (each, an “Order”), pending against or, to the Sellers’ knowledge, threatened (a) against or affecting the Sellers, the Business or any of the Purchased Assets, or (b) that would adversely affect the ability of the Sellers to execute and deliver this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.11           Employee Matters.   Schedule 4.11(a) lists all individuals who are employed by the Sellers on a full-time, permanent or part-time basis immediately prior to the Closing Date (including individuals on short-term disability, long-term disability or approved leave of absence) (the “Employees”), which list includes each Employee’s name, title or position, current rate of hourly wage or salary, total annual compensation (including incentive and similar compensation), date of hire and, in the case of any Employee paid an hourly wage, whether such Employee is currently active at work and, in the case of any such Employee who is not active, the scheduled return-to-work date of such Employee.

(b)           Schedule 4.11(b) lists all material Sellers Benefit Plans.

(c)           Each Sellers Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and each trust that is intended to be exempt under Section 501(a) of the Code is so qualified or exempt, as applicable.  Each Sellers Benefit Plan has been maintained, administered and operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Law.

(d)           Each Benefit Plan that is or was subject to Title IV or Section 302 of ERISA, or Section 412 or 4971 of the Code, and that is or was:

(i)           a defined benefit plan, other than a “multiemployer plan” within the meaning of Section 414(f) of the Code (“Multiemployer Plan”), has and has at all times had a “funding target attainment percentage,” within the meaning of Section 430 of the Code, of at least 100 percent;

(ii)           a money purchase pension plan, meets and has at all times met the requirements of Section 412(a)(2)(B) of the Code; or

(iii)           a Multiemployer Plan does not have, and has not at any time had, an “accumulated funding deficiency,” within the meaning of Section 431 of the Code.  No liability exists, or will exist, after the consummation of the transactions contemplated by this Agreement, in connection with any Sellers Benefit Plan that is a defined benefit plan or a Multiemployer Plan.

(e)           No event or liability or lien on assets as described in Section 4069 of ERISA has occurred or exists in connection with any Sellers Benefit Plan.

(f)           No claims (other than routine claims for benefits), lawsuits, governmental investigations or audits are pending, and to the knowledge of the Sellers, none are threatened, involving any Sellers Benefit Plan or, other than as could not result in any liability to Buyer, with respect to any Benefit Plan.

(g)           None of the Purchased Assets or Assumed Liabilities is a “plan asset” (within the meaning of ERISA Reg. §2510.3-101 or Section 3(42) of ERISA).

(h)           Sellers have correctly classified all current employees and non-employee service providers for purposes of each Sellers Benefit Plan and all applicable Laws.

(i)           Each of the Sellers has been exempt from, or has complied with all applicable provisions of the Workers Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) and any other similar state or local Law, in connection with all past reductions in workforce relating to the Business.  As of the date hereof, the Sellers have not closed, and do not intend to close, any plant or facility relating to the Business and have not effectuated, and do not intend to effectuate, any mass layoff of employees, as defined under the WARN Act or any other similar state or local Law.  For purposes of determining the applicability of the WARN Act, since October 1, 2012, the Sellers have not laid off or otherwise terminated the employment of more than 15 employees within the scope of the Business.

(j)           None of the Sellers has agreed to recognize any labor union or other collective bargaining representative and to the Sellers’ knowledge, no labor union or collective bargaining representative claims to or is seeking to represent any Employees.  No Seller is a party to or bound by any collective bargaining agreement applicable to any Employees.

(k)           There is no labor strike or labor dispute, slow down, lockout or stoppage actually pending or, to Sellers’ Knowledge, threatened against or affecting the Sellers, and, within the previous two years, none of the Sellers has experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages.  None of the Sellers is engaged, nor has engaged, in any unfair labor practices, and has not had any unfair labor practice charges or complaints before any Governmental Entity pending or, to Sellers’ Knowledge, threatened against any Seller.  None of the Sellers has any grievances, arbitrations, or other proceedings arising or asserted to arise out of or under any employment or similar Contract or individual Contract, pending or, to Sellers’ Knowledge, threatened, against any of them.

(l)           Except as set forth on Schedule 4.11(k), (i) each Employee is an at-will employee, and (ii) none of the Sellers is a party to any employment Contract or any consulting or similar Contract for the provision of services to any Seller or any severance, change of control, retention or other similar agreement, plan or arrangement with any employee of the Sellers.

(m)           The Sellers have paid or properly accrued in the Ordinary Course of Business all wages and compensation due to their employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

4.12          Contracts.

(a)           Schedule 4.12(a) contains a true, complete and correct list of

(i)           all master service agreements (“MSAs”) pursuant to which the Sellers provide products and services to their customers;

(ii)           to the extent not identified under clause (i) above, all Contracts (1) to which any of the Sellers or their Affiliates is a party or by which any of the Sellers or any of their Affiliates is bound in connection with the Business, the Purchased Assets or the Assumed Liabilities, or (2) to which any of the Purchased Assets is bound or subject, in each case that require payments by or to the Sellers or any of their Affiliates of at least $100,000 in the aggregate or that have a base term (excluding potential renewals) extending at least 12 months following the Closing Date (other than contracts cancellable by the Sellers without penalty on not more than 30 days’ notice);

(iii)           all Contracts for the sale or disposition of any of the Purchased Assets, or for the grant to any Person of any option, right of first refusal, right of first offer, preferential or similar right to purchase any of the Purchased Assets;

(iv)           all license, royalty or other Contracts under which any of the Sellers (A) has obtained a license to use the Intellectual Property of another Person (except for any license implied by the sale of a product and any perpetual license for commonly available software programs with a value of less than $5,000 annually under which any of the Sellers is the licensee), or (B) has granted any other Person a license to use any of the IP Assets;

(v)           all bonus, pension, profit sharing, retirement, deferred compensation, equity purchase, equity option or similar plans or practices, whether formal or informal, and all severance Contracts;

(vi)           all written or material unwritten employment, services, consulting, independent contractor and subcontractor Contracts with any Person on a full-time, part-time, consulting or contractor basis, and all severance, termination, change of control, golden parachute or similar Contracts;

(vii)           all indentures, mortgages, notes, installment obligations, guarantees, agreements and other instruments relating to Indebtedness (other than intercompany accounts and trade payables incurred in the Ordinary Course of Business) or otherwise placing a Lien (other than a Permitted Liens) on the Purchased Assets;

(viii)           all Contracts with respect to the lending or investing of the Sellers’ funds to or in other Persons;

(ix)           all Contracts for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which, when taken individually, either (A) call for performance over a period of more than 12 months (except if such Contracts do not involve a sum in excess of $50,000 annually) or (B) involves consideration in an amount in excess of $100,000;

(x)           all Contracts under which any of the Sellers (A) is a lessee or sublessee of, or holds, uses or operates, any personal property owned by any other Person and used in the Business requiring payments in excess of $100,000 annually, or (B) is a lessor or sublessor of, or permits any other Person to hold, use or operate, any property, whether real or personal or mixed, owned or controlled by the Sellers and used in the Business;

(xi)           all nondisclosure or confidentiality Contracts, and all Contracts containing terms (A) having the effect of prohibiting any of the Sellers, the Business or the Purchased Assets from freely operating or conducting business anywhere in the world during any period of time, (B) requiring exclusive dealing or (C) relating to “most-favored-nations” status of any party thereto;

(xii)           all advertising, agency, brokerage, consulting, dealership, distribution, finders, franchise, manufacturer’s representative, market research, marketing, operating, promotion, sales, service, supplier, vendor or similar Contracts;

(xiii)           all settlement, compromise or similar Contracts with any Governmental Entity or other Person;

(xiv)           all written Contracts with any Governmental Entity;

(xv)           all joint venture, partnership or similar Contracts relating to ownership of or investments in any business or enterprise in connection with the Business;

(xvi)           all powers of attorney with respect to the Business or any of the Purchased Assets; and

(xvii)           all other Contracts that are either necessary to continue to conduct the Business as currently being conducted or that have been entered into outside the Ordinary Course of Business and not previously disclosed pursuant to this Section 4.12(a) (the Contracts listed in clauses (i) through (xvii), together with the Leases set forth on Schedule 4.9(b)(ii), are collectively referred to as the “Material Contracts”).

(b)           Each of the Material Contracts is in full force and effect, is a valid and binding obligation of each of the Sellers a party thereto, and is enforceable against each of the Sellers a party thereto and, to such Seller or Sellers’ knowledge, the counterparties thereto in accordance with its terms except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) enforcement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such restrictions on enforcement being collectively referred to herein as the “Enforcement Restrictions”).  Each of the Sellers is in compliance with all applicable and material terms of each Material Contract to which such Seller is a party.  No party to any Material Contract (A) has provided written notice to any of  the Sellers a party thereto of such party’s intent to or, to each such Seller’s knowledge has threatened to, terminate, cancel, refrain from renewing, modify or withdraw its participation in, or to accelerate any right under, any Material Contract, (B) has terminated, cancelled, refrained from renewing, modified or withdrawn its participation in, or accelerated any right under, any Material Contract, or (C) to the knowledge of any of the Sellers a party thereto, is in breach, violation or default under any Material Contract, and no event or circumstance has occurred or exists which, with or without the giving of notice, the passage of time or both, would constitute such a breach, violation or default. There are no other Contracts necessary for the operation of the Business or the Purchased Assets as currently operated other than the Material Contracts. True, correct and complete copies of each Material Contract (including all amendments, supplements and other modifications, and all exhibits and schedules, thereto, and any assignments thereof) have been provided by the Sellers to the Buyer or otherwise made available to the Buyer.

4.13          Sufficiency of the Assets.  The Purchased Assets constitute all of the material property and assets (tangible and intangible of any nature, kind and description) and other rights necessary for the operation of the Business in substantially the same manner as it is being operated on the date of this Agreement.  The Purchased Assets are adequate for the purposes for which they are currently owned, used or held, and are in commercially reasonable operating condition (normal wear and tear excepted) to operate the Business in the Ordinary Course of Business except to the extent the failure of such Purchased Assets to be in commercially reasonable operating condition would not, individually or in the aggregate, cause a Business Material Adverse Effect.  There are no facts or conditions affecting the Purchased Assets which would be reasonably expected, individually or in the aggregate, to interfere with the ownership, use or operation of the Purchased Assets as currently owned, held or used or their adequacy for such use, except such interference which would not, individually or in the aggregate, cause a Business Material Effect.

4.14          Taxes.

Except as set forth on Schedule 4.14:

(a)           Each of the Sellers has (i) duly and timely filed or caused to be filed all material Tax Returns required to be filed by the Sellers with the appropriate Taxing Authority, and each such Tax Return is true, complete and correct in all material respects, and (ii) paid all Taxes due or claimed due by a Taxing Authority (whether or not shown as due on a filed Tax Return).

(b)           There are no currently proposed or pending adjustments by any Taxing Authority in connection with any Tax Returns of the Sellers, and no waiver or extension of any statute of limitations as to any federal, state, local or foreign Tax matter has been given by or requested from the Sellers with respect to any Tax year.

(c)           Each of the Sellers has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, shareholder, member or creditor of such entity, or other third party, and all forms (including forms W-2 and 1099) required with respect thereto have been properly completed and timely filed in all material respects.

(d)           The Sellers have not entered into any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar contract or arrangement or any current or potential contractual obligation to indemnify any other Person with respect to Taxes that will require any payment by the Buyer after the date of this Agreement.

(e)           There are no Liens for Taxes upon any of the Purchased Assets except Liens for Taxes not yet due and payable.  Further, all of the assets of Sellers have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of the assets of the Sellers constitutes omitted property for property Tax purposes.

(f)           No written claim has been made within the preceding two years by a Taxing Authority in a jurisdiction where any of the Sellers do not file Tax Returns that such Seller or Sellers is or are or may be subject to taxation by that jurisdiction or the Purchased Assets are or may be subject to such taxation.

(g)           Each of the Sellers has not been a party to a transaction that is or is substantially similar to a “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b).

(h)           Alliance is not a foreign person within the meaning of Section 1445 of the Code.

4.15          Intellectual Property.

(a)           Schedule 4.15(a) sets forth a true, complete and correct list of (i) all Patents, (ii) all Trademarks, (iii) all material Software, (iv) all material Copyrights, and (v) all Domain Names, in each case, owned, held or used by a Seller in connection with the Business.  The IP Assets constitute all licenses or other legally enforceable rights, title and interest to use all patents, copyrights, trademarks, service marks, trade names, brand marks, brand names, logos, intellectual property, software object and source code as are necessary to conduct the Business as currently conducted by the Sellers.

(b)           Except as set forth on Schedule 4.15(b): (i) all of the IP Assets are valid and subsisting and one or more of the Sellers owns and possesses good and valid legal and beneficial title to, or has a valid and enforceable right to use pursuant to a written license agreement, all IP Assets together with the goodwill associated therewith, free and clear of all Liens other than Permitted Liens; (ii) there is no pending or, to the Sellers’ knowledge, threatened action, claim or Legal Proceeding by a third Person contesting the validity, enforceability, use or ownership of any IP Asset and, to the Sellers’ knowledge, there are no grounds for any of the foregoing; (iii) the operation of the Business or the Purchased Assets by the Sellers, including the ownership or use of the IP Assets, is not infringing upon, misappropriating or conflicting with, and has not infringed upon, misappropriated or conflicted with, the Intellectual Property or rights thereon of any other Person and, to the Sellers’ knowledge, the IP Assets are not being and have not been infringed, misappropriated or conflicted by any third Person; (iv) the Sellers have not received any written notice of any infringement, misappropriation or conflict of the type described in the preceding clause.

4.16           Accounts Receivable.  Except as set forth Schedule 4.16, the Accounts Receivable of the Sellers included in the Net Working Capital as of the Closing Date (a) will be valid and genuine, (b) will have arisen solely out of bona fide sales and deliverance of goods, performance of services and other business transactions in the Ordinary Course of Business consistent with past practice, (c) will not be subject to any material defenses, set-offs or counterclaims other than the Enforcement Restrictions, (d) will be reasonably expected to be collectible in the Ordinary Course of Business consistent with past practice, net of any reserve for doubtful accounts set forth in the Net Working Capital, and (e) have not been assigned or pledged to any Person.

4.17           Brokers; Finders and Fees.  Except for GulfStar Group, whose fees will be paid by the Sellers or one of their Affiliates, neither the Sellers nor any of their respective Affiliates has employed or engaged any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement, any of the Transaction Documents or the transactions contemplated by this Agreement or any of the Transaction Documents.  Neither GulfStar Group nor any other Person has or will have, as a result of the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, any right, interest or claim against or upon the Buyer or any of its Affiliates for any fees, commission or other compensation arising out of or relating to such Person’s employment or engagement as an investment banker, finder or broker of the Sellers or any of their respective Affiliates.

4.18           Customers and Vendors.  Schedule 4.18 sets forth (a) each of the ten (10) largest customers of the Business as a percentage of the Sellers’ aggregate total revenue for the twelve (12) month period ended November 30, 2012 (the “Material Customers”) and (b) each of the ten (10) largest vendors, suppliers and other providers of products, services, supplies or materials to the Business based on the percentage of the Sellers’ aggregate expenditures attributable to all vendors, suppliers or providers for the twelve (12) month period ended November 30, 2012 (the “Material Vendors”).  Except as set forth on Schedule 4.18, other than actions taken in the Ordinary Course of Business, no Material Customer or Material Vendor (a) has terminated, cancelled, materially amended or modified or declined to renew or continue its relationship with any of the Sellers, or (b) during the twelve (12) month period ended November 30, 2012, has materially decreased (i) its purchase of any of the Sellers’ products or services, or (ii) its supply or provision of products, services, supplies or materials to any of the Sellers, as applicable.  Except as set forth on Schedule 4.18, since December 31, 2011, the Sellers have not received any written notice from any Material Customer that it intends to terminate, cancel, materially amend or modify or decline to renew or continue its relationship with any of the Sellers, or that it intends to materially decreased its purchase of any of the Sellers’ products or services.  Since December 31, 2011, the Sellers have not received any written notice from any Material Vendor that it intends to terminate, cancel, materially amend or modify or decline to renew or continue its relationship with any of the Sellers, or that it intends to materially decrease its supply or provision of products, services, supplies or materials to any the Sellers.

4.19           Product and Service Warranties.  The Sellers have not made any warranties or guarantees (express or implied) with respect to the products sold or services provided by the Business, other than those warranties expressly set forth in the standard MSAs or the Sellers terms and conditions of sale, copies of which have been made available to Buyer.

4.20           Insurance.  Schedule 4.20 contains a true, complete and correct list of all insurance policies maintained by or for the benefit of the Sellers, the Business or the Purchased Assets identifying with respect to each such policy: (a) the type of insurance; (b) the name of the insurer; and (c) the policy number.  Each such insurance policy is valid, binding and enforceable and is and has been in full force and effect since the date of its issuance.  All premiums due under each such insurance policy on or before the date hereof and the Closing Date have been paid or will be paid in the Ordinary Course of Business, and the Sellers have not received any written notice of any cancellation, non-renewal or termination in respect of any such policy.

4.21           Inventories.  The Inventories consist solely of items of tangible personal property of the kind and quality regularly used or produced in the Business and are of market value quality and free of any material defect, are saleable or re-saleable (or useable) in the Ordinary Course of Business for the purpose for which they were intended, are at a level consistent with the level of inventories that has been maintained in the operation of the Business prior to the date of this Agreement in the Ordinary Course of Business. None of the Inventory is obsolete and no write-down of the Inventory has been made or should have been made in the period since December 31, 2011, in each case other than an immaterial amount of the Inventory with an aggregate book value as of the date hereof equal to $50,000 or less.  The Inventory as reflected in the Final Closing Statement and the determination of the Closing Date Net Working Capital shall reflect a write-down of the Inventory as described in the preceding sentence and shall reflect the value of such Inventory at the lesser of cost or fair market value.

4.22           Bank Accounts.  Schedule 4.22 sets forth the name of each bank in which each Seller has an account or lock box, the names of all Persons authorized to draw thereon or to have access thereto, and the account number for each such bank account of the Sellers.

4.23           Solvency.

  No Seller is insolvent or will be rendered insolvent by any of the transactions contemplated by this Agreement and the Transaction Documents.

4.24           Affiliated Transactions.  Except as set forth on Schedule 4.24, no director, officer, equity interest owner, employee, vendor, supplier or Affiliate of the Sellers, and no Affiliate or family member (whether by blood, marriage or adoption) of any such Person, is a party to any Contract, transaction or series of transactions, whether written or oral, with any of the Sellers, or has any interest in (a) any property or assets that are used by any of the Sellers in connection with the Business, (b) any business, property or assets that compete, whether directly or indirectly, with the Business, in each case except for equity securities listed on any national securities exchange, or (c) any of the Purchased Assets. Except as set forth on Schedule 4.24, each Contract, transaction or series of transactions listed on Schedule 4.24 has been entered in the Ordinary Course of Business and is on terms no less favorable to the Sellers than those which would be obtainable from an unaffiliated third party.

4.25           Disclaimer of Representations and Warranties.  Except as and to the extent expressly set forth in this ARTICLE IV or in ARTICLE III (as qualified by the Seller Disclosure Letter), neither any of the Sellers nor any of the Members makes any representations or warranties whatsoever to Buyer or any other Person, and each of the Sellers and Members hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or any other Person (including without limitation any opinion, information, projection, or advice that may have been or may be provided to Buyer or any other Person by any director, officer, employee, agent, consultant, or representative of the Sellers or any of the Members) except for the representations, warranties, statements or information made or included in this ARTICLE IV or in ARTICLE III (as qualified by the Seller Disclosure Letter).  Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this ARTICLE IV (AS QUALIFIED BY THE SELLER DISCLOSURE LETTER), NEITHER THE SELLERS NOR ANY OF THE MEMBERS MAKES ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO (I) THE CONDITION, REPAIR, MAINTENANCE, DESIGN, OR MARKETABILITY OF THE PURCHASED ASSETS OR ANY PORTION THEREOF, (II) THE OPERATIONS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE), OR PROSPECTS OF THE BUSINESS, OR (III) ANY MATERIALS OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, INCLUDING ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE IV, PURCHASER WILL ACQUIRE THE PURCHASED ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”.  Neither the Sellers nor any of the Members is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements with respect to the Sellers or the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Concurrently with the execution and delivery of this Agreement, the Buyer is delivering to the Sellers a disclosure letter (the “Buyer Disclosure Letter”) setting forth items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in this Article V; provided, however, that information disclosed in or for one section of the Buyer Disclosure Letter shall be deemed disclosed in all other sections of the Buyer Disclosure Letter only to the extent it is reasonably apparent on its face that such information is relevant to such other section of the Buyer Disclosure Letter.

Subject to the preceding paragraph, the Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

5.1           Organization; Qualifications.  The Buyer (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas; (b) has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business substantially as now being conducted; and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Buyer Material Adverse Effect.  As used in this Agreement, the term “Buyer Material Adverse Effect” shall mean an event, change or circumstance which adversely affects in any material respect the ability of the Buyer to fund the Purchase at Closing or otherwise consummate the transactions contemplated by this Agreement, but shall not include: (a) changes or effects (i) generally affecting the principal industries and geographic areas in which the Buyer operates (including the demand for or market price of oil, natural gas or other commodities), to the extent such changes do not disproportionately impact the Buyer, (ii) generally affecting the economy or the financial markets in the United States or globally (including interest rates), to the extent such changes do not disproportionately impact the Buyer, (iii) generally affecting regulatory or political conditions in the United States or globally, to the extent such changes do not disproportionately impact the Buyer, (iv) resulting from compliance with the terms of this Agreement (including omissions required by this Agreement), (v) resulting from the announcement or pendency of the transactions contemplated by this Agreement; provided that such announcement was made in accordance with this Agreement, or (vi) resulting from any action or omission of the Sellers or any of their Affiliates or taken or omitted to be taken by the Buyer at the written direction of the Sellers or any of their Affiliates; (b) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law by any Governmental Entity; (c) any changes in GAAP or the interpretation thereof after the date hereof; (d) weather, natural disasters or meteorological events; or (e) acts of terrorism or war.

5.2           Authority Relative to this Agreement; Enforceability.  The Buyer has the limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which the Buyer is or is to become a party, and to consummate the transactions contemplated by this Agreement and such Transaction Documents.  The execution and delivery of this Agreement and the Transaction Documents to which the Buyer is or is to become a party, the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly and validly authorized by all requisite limited liability company action on the part of the Buyer.  This Agreement has been, and each of the Transaction Documents to which the Buyer is or is to become a party will, at the Closing, be, duly and validly executed and delivered by the Buyer and constitutes, or will at the Closing constitute, a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.3           Consents and Approvals; No Violations.  Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement or any of the Transaction Documents by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby will (a) conflict with, violate or result in any breach of any provision of the Governing Documents of the Buyer; (b)(i) conflict with or result in a violation or breach of, or (ii) constitute (with or without due notice or lapse of time or both) a default under, or (iii) impair the rights of Buyer under, or (iv) give rise to any right of termination, cancellation, non-renewal, amendment, modification or acceleration under, or (v) require any Consent under any Contract of the Buyer; (c) conflict with or violate any Laws applicable to the Buyer or any of its properties or assets; or (d) require any Consent of any Governmental Entity, customer, contractual third party or other Person; except, in the case of clauses (b), (c) or (d) of this Section 5.3, for any such conflicts, violations, breaches, defaults, rights of termination, cancellation, non-renewal, amendment, modification or acceleration, or requirements which, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

5.4           Brokers; Finders and Fees.  Neither the Buyer nor any of its Affiliates has employed or engaged any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement, any of the Transaction Documents, or the transactions contemplated by this Agreement or any of the Transaction Documents.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1           Access to Information.

(a)           From the date hereof to the Closing, the Sellers (i) shall give the Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to all assets, personnel (including management-level personnel), books and records, Contracts, accountants, offices, premises and other facilities and properties of the Sellers or any of their Affiliates that are related to the Business or the Purchased Assets, including (A) access to inspect and to conduct as-built and boundary surveys of the Owned Real Property and (B) access to conduct Environmental due diligence of the Real Property, including the collection and analysis of samples of the Environment at, in, under or from the Real Property; (ii) shall cause officers of the Sellers and their Affiliates and, to the extent the Sellers or any of their Affiliates has a right to do so, contractors of the Sellers or their Affiliates, to furnish the Buyer and its authorized representatives with such financial and operating data and other information with respect to the Business and/or the Purchased Assets as the Buyer may from time to time reasonably request, including, with respect to any Real Property: (A) surveys, plats, title commitments, title policies and title abstracts, (B) Environmental reports, tests, studies, Remediation plans and notices, Orders and other communications from any Governmental Entities with respect to Contaminants and/or Environmental Laws, (C) soil and other geological tests and studies, (D) property condition reports and studies, (E) unrecorded Leases, licenses and easements, and (F) all other documents and materials relating to the Real Property, and (iii) shall permit the Buyer or its authorized representatives to make copies, inquiries and inspections of the items and Persons set forth in the preceding clauses (i) and (ii) as the Buyer or its authorized representatives may reasonably request, in each case, as are reasonably necessary to allow the Buyer or its authorized representatives to make such investigation, inspection or review as it or they may reasonably request (all of the actions contemplated under the foregoing clauses (i), (ii) and (iii), collectively, the “Buyer Due Diligence Investigations”); provided, however, that the Buyer and its representatives shall coordinate such access and any requests for information through GulfStar Group or designated officers of Alliance.  The Sellers shall have the right to have a representative present at all times during any such inspections, interviews and examinations constituting the Buyer Due Diligence Investigations.  Neither the Buyer nor its representatives shall conduct any materially invasive sampling or testing of any groundwater, soil, building materials or other media without the prior written consent of the Sellers.

(b)           Notwithstanding anything in this Section 6.1 to the contrary, the Buyer shall have no right of access to, and the Sellers shall have no obligation to provide to the Buyer, (i) any information that is subject to the consent requirements of the Health Insurance Portability and Accountability Act or to restrictions under applicable Law, or (ii) any information that is subject to attorney-client privilege or other privilege from disclosure or subject to a confidentiality agreement with a third party.  Any such access as described in this Section 6.1 shall be at the Buyer’s sole risk and expense and conducted in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement and not to interfere unreasonably with the operation of the Business.

(c)           All such information and access obtained by the Buyer pursuant to Section 6.1 shall be subject to the terms and conditions of the Confidentiality Agreement between the Buyer and the Gulfstar Group, acting on behalf of the Sellers, dated October 18, 2012 (the “Confidentiality Agreement”).

(d)           From and after the Closing Date, each of the Buyer and the Sellers shall, and shall cause their respective Affiliates to: (i) give the other parties and their respective authorized representatives reasonable access, during regular business hours, upon reasonable advance notice given by the relevant requesting party to the relevant requested party, at the sole cost and expense of such requesting party, and in a manner not unreasonably disruptive to the business and operations of such requested party, to the books, records, personnel, accountants, offices and other facilities and properties of such requested party, its Affiliates and Subsidiaries to the extent relating to the Purchase Assets or the Business, (ii) permit such requesting party to make such copies and inspections thereof as such requesting party may reasonably request, and (iii) cause the officers of such requested party and its Subsidiaries and Affiliates, as applicable, to furnish such requesting party with such financial and operating data and other information with respect to the Business and the Purchased Assets as such requesting party may from time to time reasonably request to the extent reasonably necessary: (A) to comply with reporting, disclosure, filing or other requirements imposed on such requesting party (including under applicable securities Laws) by a Governmental Entity or regulatory authority having jurisdiction over such requesting party or any of its Affiliates, (B) for use in connection with the investigation, prosecution, defense or settlement of any action, suit, claim, proceeding, hearing or governmental investigation by or against such requesting party, or in order to satisfy any audit, accounting, claims, regulatory, litigation, subpoena or other similar requests or requirements by any Taxing Authority or Governmental Entity, in each case, relating to the Business or the Purchased Assets during periods prior to or on the Closing Date, except for (1) any information relating to post-Closing periods that is commercially sensitive, a trade secret, proprietary or confidential, or (2) any information that is subject to attorney-client privilege, work product privilege or other privilege from disclosure, or subject to a confidentiality agreement with a third party, or that otherwise would not be required to be provided pursuant to subpoena or other civil discovery procedure); (C) to comply with the obligations of such requesting party or any of its Affiliates under this Agreement or the Transition Documents, as the case may be; or (D) to complete any Tax Returns, Tax filings or financial statements required or appropriate to be made by such requesting party after the Closing Date.  Each party shall, and shall cause its directors, managers, officers, employees, agents, representatives and Affiliates to, hold any and all information provided to or obtained by such party or its authorized representatives pursuant to this Section 6.1(d), together with any information derived therefrom, in confidence.

(e)           For a period of two years after the Closing Date, the Sellers shall, and shall cause their respective managers, officers, employees, agents, representatives or Affiliates to, (i) refrain from destroying or damaging, whether in whole or in part, any Books and Records in the possession or custody or within the control of the Sellers without having first offered to deliver the same to the Buyer, and (ii) notify the Buyer at least 60 days in advance prior to the destruction of or damage to any Books and Records.

6.2           Consents; Cooperation.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including: (i) the obtaining of all necessary actions or non-actions, expirations or terminations of waiting periods, clearances, and Consents from Governmental Entities and the making of all necessary registrations and filings with, and the taking of all steps as may be reasonably necessary to obtain a Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents from third parties, and (iii) the defending of any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)           After the Closing, each of the Sellers shall use its commercially reasonable efforts to obtain all Consents from third Persons that (i) are necessary to the assignment to the Buyer of the Assigned Contracts and (ii) were not obtained by the Sellers and delivered to the Buyer on or prior to the Closing, and the Buyer shall use its commercially reasonable efforts, as reasonably requested by the Sellers from time to time, to assist the Sellers in obtaining such Consents; provided, however, that the Buyer shall not be required to pay any monies or give any other consideration in order to obtain any such Consent.  In using their respective commercially reasonable efforts to obtain any such Consents from a third Person, the Sellers shall, upon request of Buyer, seek to have such third Person novate the Assigned Contract to which such Consent relates so that such third Person enters into a new Contract with the Buyer (or one or more of its Affiliates), in form and substance reasonably satisfactory to the Buyer.

(c)           The Sellers’ obligations pursuant to Section 6.2(b) shall terminate on the earlier of (i) with respect to a particular Assigned Contract, if the applicable third Person advises in writing that it has determined not to Consent and (ii) one hundred eighty (180) days after the Closing Date.  In such event, the Sellers and the Buyer shall cooperate in any lawful arrangement to provide that Buyer shall receive all benefits under such Assigned Contract, including the right to receive any monies paid or payable under such Assigned Contract in respect of periods on or after the Closing.  In addition and without limiting the foregoing, the Sellers shall use its commercially reasonable efforts to collect any monies payable under any Assigned Contract not assigned to the Buyer pursuant to this Agreement in respect of periods on or after the Closing.  In the event that any of the Sellers receives any payment under any Assigned Contract following the Closing Date, such Seller shall promptly transmit such payment to the Buyer.

6.3           Confidentiality; Non-Competition; Non-Solicitation.

(a)           Each of the Sellers acknowledges that in the course of its ownership of the Purchased Assets and operation of the Business it has had access to the Confidential Information.  Each of the Members also acknowledges that in the course of its ownership of Alliance, such Member, together with its Affiliates, has had access to the Confidential Information.  Each of the Sellers and Members agrees that it shall not, and shall not authorize or permit any of their respective Affiliates, directly or indirectly, at any time, to disclose any Confidential Information to any other Person or to use any Confidential Information to the detriment of the Buyer; provided, however, that for purposes of this Section 6.3(a), Confidential Information shall not be deemed to include such information as is generally available and known by the public or the industry through no fault of the Sellers, Members or any of their Affiliates in breach of the terms hereof; provided, further, that this Section 6.3(a) shall not prevent the disclosure of Confidential Information by the Sellers or Members to the extent required in any proceeding between the parties hereto; and, provided further, that this Section 6.3 shall not restrict Savage or Branch from using or disclosing Confidential Information in the course of employment with Buyer.  If any of the Sellers, Members or their respective Affiliates is compelled to disclose any Confidential Information by any legal proceeding or the federal securities laws, such Seller or Member shall promptly notify the Buyer of such required disclosure so that the Buyer may seek, at its sole expense, a protective order or other appropriate remedy.  If such protective order or other remedy is not obtained, such Seller or Member agrees to disclose only that portion of the Confidential Information which is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Confidential Information.

(b)           Each of the Sellers and Members agrees that it shall not, and shall not permit any of its Affiliates to, at any time during the five-year period immediately following the Closing Date (the “Restricted Period”) directly or indirectly, either individually or on behalf of, or in partnership or conjunction with, any Person, as owner, officer, manager, director, partner, investor, employee, agent, shareholder (other than as a holder of not more than five percent (5%) of the total outstanding equity securities of a publicly-traded entity) or in any other capacity or manner whatsoever, carry on or engage in the business of providing customized drilling fluids, stimulation products (proppants), other specialty chemicals and fluids, and services related thereto, in the energy industry (the “Competing Business”) in the States of Texas, New Mexico, Kansas, Oklahoma and Wyoming (the “Territory”).

(c)           Each of the Sellers and Members agrees that it shall not, and shall not permit any of its Affiliates to, at any time during the Restricted Period, directly or indirectly, either individually or on behalf of, or in partnership or conjunction with, any Person, as owner, officer, manager, director, partner, investor, employee, agent, shareholder (other than as a holder of not more than five percent (5%) of the total outstanding equity securities of a publicly-traded entity) or in any other capacity or manner whatsoever, (i) seek, solicit, or attempt to establish a business relationship within the Competing Business with a Person who (A) was a client, customer, supplier or vendor of the Business during the twenty-four (24) months preceding the Closing Date or (ii) was solicited directly by any Seller or an employee of any Seller during the twelve (12) months preceding the Closing Date to become a client, customer, supplier or vendor of the Business (each a “Restricted Party”), or (iii) request, induce or attempt to limit or influence any Restricted Party or business entity to limit, curtain, cancel or terminate any business it transacts with, or products it provides to or receives from, any Seller or the Buyer.  For purposes hereof, a Restricted Party shall include, without limitation, the Persons listed on Schedule 6.3(c).

(d)           During the Restricted Period, each of the Sellers and Members shall not, and each shall cause its Affiliates not to, without the prior written consent of the Buyer, directly or indirectly, either individually or on behalf of, or in partnership or conjunction with, any Person, as owner, officer, manager, director, partner, investor, employee, agent, shareholder (other than as a holder of not more than five percent (5%) of the total outstanding equity securities of a publicly-traded entity) or in any other capacity or manner whatsoever, (i) hire, solicit or recruit the employment or services of employees employed with or consultants engaged by the Buyer or any of its Affiliates at the time of any such actions or within three (3) months prior to such action, or (ii) induce or attempt to induce any employee or consultant of the Buyer or any of its Affiliates to terminate, modify or sever his or her employment or consulting relationship with the Buyer or any of its Affiliates; provided, however, that (A) the Sellers, Members and their Affiliates may hire any such person whose employment is terminated by the Buyer or any of its Affiliates; and (B) nothing in this Section 6.3(d) shall prohibit the Sellers, Members or any of their Affiliates from engaging in general solicitations to the public or general advertising not targeted at employees of the Buyer, its Affiliates or the Business and hiring persons responding thereto provided such persons are in no way otherwise solicited by them.

(e)           Each of the Sellers and Members acknowledges that the Buyer would be irreparably harmed and the value of the transaction contemplated hereby to Buyer would be diminished by any violation of Sellers’ and Members’ obligations under this Section 6.3 and that, in addition to all other rights or remedies available at law or in equity, if any of the Sellers or Members violates any of the covenants set forth in this Section 6.3, the Buyer shall be entitled to injunctive relief or such other relief against such Seller or Member as may be provided at Law or in equity together with such damages as may be provided at Law or in equity. The Buyer shall be entitled where provided under applicable Law to specific performance of the requirements of this Section 6.3 or to temporary or permanent injunctive relief against any breach of such provisions of this Agreement by the Sellers or Members, without the necessity of posting a bond or other security.

(f)           Each of the Sellers and Members acknowledges that the goodwill associated with the Business and its customers, suppliers, vendors and employees is an integral component of the value of the Business to the Buyer and that the obligations of the Sellers and Members under this Section 6.3 are a material inducement to the Buyer’s execution and performance of this Agreement and that the restrictions contained in this Section 6.3 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Buyer.

(g)           If the provisions of this Section 6.3 are found by a court of competent jurisdiction to contain unreasonable limitations as to time, geographic area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.

6.4           Tax Matters.

(a)           Liability for Taxes.  The Sellers shall be liable for all Taxes included in the Excluded Liabilities. All property, ad valorem and similar Taxes and assessments based upon or measured by the value of the assets that are imposed with respect to the Purchased Assets shall be divided or prorated between the Sellers and Buyer as of the Effective Time.  Sellers shall retain responsibility for such Taxes attributable to the period of time on and prior to the Effective Time and Buyer shall assume responsibility for and bear such Taxes that are attributable to the period of time after the Effective Time.  Buyer agrees to pay any property, ad valorem or similar Taxes to the extent such amounts are included in the determination of the Estimated Net Working Capital, as adjusted by the determination of the Closing Date Net Working Capital, in accordance with Section 2.11.

(b)           Transfer Taxes.  All excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, levies, assessments, customs, duties, imposts, charges or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting from the sale and transfer by the Sellers to the Buyer of the Purchased Assets (the “Transfer Taxes”), shall be borne by the Sellers except to the extent such Taxes set forth in Texas Tax Code Chapter 152 result from the sale and transfer by the Sellers to the Buyer of the Vehicles constituting Purchased Assets, which such Taxes shall be borne by the Buyer.

(c)           Refunds, Overpayments and Prepayments.  If, after the Closing, the Buyer receives any refund (whether by payment, offset, credit or otherwise) of, or the Sellers overpay, Taxes for which the Sellers are liable or which Taxes are the subject of indemnification by the Sellers under this Agreement, the Buyer shall promptly transfer, or cause to be transferred, to the Sellers the entire amount of the refund or overpayment (including interest).  The Buyer agrees to claim any such refund as soon as possible and to furnish to the Sellers all information, records and assistance necessary to verify the amount of the refund or overpayment.

(d)           For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees imposed by any Taxing Authority, including taxes, levies or other like assessments on income, profits or gains, franchise, privilege, gross receipts, ad valorem, escheat, value added, customs, excise, import or export, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, stamp, documentary, filing, recordation, transfer and gains taxes, levies or otherwise or other governmental taxes imposed or payable to or in any jurisdiction or country in the world, or any state or county, government or subdivision or agency thereof (any such authority a “Taxing Authority”), together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties.

(e)           Tax Treatment of Indemnity Payments.  The Sellers and the Buyer agree to treat any payment made by or on behalf of the Sellers or the Buyer as indemnification pursuant to Section 9.2(a) or 9.3(a) or any other provision of this Agreement as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

(f)           Cooperation Regarding Tax Matters.  The parties shall, with respect to any taxable period (or portion thereof) ending on or before the Closing, communicate with each other and reasonably cooperate (i) in the preparation and filing of any Tax Return or election with respect to Taxes related to the Purchased Assets, (ii) to enable each party to more accurately determine its own Tax liability with respect to the Purchased Assets, and (iii) in the defense of any audit, examination, administrative appeal or litigation of any Tax Return or other similar governmental report or form or in the preparation or filing of a claim or suit for refund with respect Taxes relating to the Purchased Assets.  The Buyer and the Sellers shall keep all such information and documents received by them from the other party confidential unless otherwise required by Law.

6.5           Further Assistance.  From time to time after the Closing, each of the Sellers shall execute and deliver, or cause to be executed and delivered, any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as the Buyer may reasonably request, as may be necessary to effect or evidence the conveyance of, or to vest or perfect the Buyer’s rights, title and interest in and to, the Business and the Purchased Assets, as and to the extent contemplated hereby.  From time to time after the Closing, the Buyer shall execute and deliver, or cause to be executed and delivered, any and all instruments or other documents of assumption and acceptance, and take such other action as the Sellers may reasonably request, as may be necessary to effect or evidence the assumption of the Assumed Liabilities, as and to the extent contemplated hereby.

6.6           Accounts Receivable.  Schedule 6.6 sets forth a complete and correct list of all Accounts Receivable included in the calculation of the Estimated Net Working Capital and any adjustment to the Base Purchase Price pursuant to Section 2.5 (the “Closing Date Receivables”).  The list of the Closing Date Receivables may be revised in connection with the determination of the Closing Date Net Working Capital.  The Buyer agrees that it shall use commercially reasonable efforts to collect the Closing Date Receivables for a period of not less than one hundred fifty (150) days after the Closing Date (and an additional 30 days thereafter with respect to Closing Date Receivables that are existing but unbilled prior to the Closing Date).  If collections by Buyer with respect to the Closing Date Receivables during the one hundred fifty (150) day period following the Closing Date (and an additional 30 days thereafter with respect to Closing Date Receivables that are existing but unbilled prior to the Closing Date) are less than the amount of the Closing Date Receivables (such deficit being referred to as the “Uncollected Receivables Amount”), Sellers or Members shall pay to Buyer an amount equal to the Uncollected Receivables Amount within ten (10) days of written demand by Buyer.  Buyer’s right to recover the Uncollected Receivables Amount shall not be subject to the provisions of Article X or any limitations of liability set forth therein.  Any such payment shall be deemed an adjustment to the Purchase Price.  Upon receiving payment for the Uncollected Receivables Amount, Buyer shall assign such Closing Date Receivables to the Sellers.  If Buyer thereafter receives payment on any such Closing Date Receivables for which it has previously received payment pursuant to this Section 6.6, Buyer shall promptly pay to Seller (or Members, as applicable) the amount received by Buyer for such Closing Date Receivable.  Upon assignment of any such uncollected Closing Date Receivables to Sellers, Sellers shall have the right to seek collection of any such Closing Date Receivables; provided, that Sellers shall provide written notice to Buyer in advance of Sellers initiating any legal proceedings against the account debtor on any such Closing Date Receivables.

6.7           Conduct of Business.

(a)           During the period from the date of this Agreement to the Closing Date, except as provided below or on Schedule 6.7 or otherwise contemplated by this Agreement or consented to by the Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Sellers shall, and the Members shall cause the Sellers to:

(i)           conduct and operate the Business and the Purchased Assets in the Ordinary Course of Business;

(ii)           preserve and maintain all Permits required for the conduct of the Business as currently conducted or for the ownership, use and operation of the Purchased;

(iii)           pay all Indebtedness, Taxes, liabilities and obligations of the Business when due in the Ordinary Course of Business;

(iv)           use commercially reasonable efforts to preserve intact the Business and the Purchased Assets (reasonable wear and tear excepted);

(v)           continue in full force and effect without modification all insurance policies set forth on Schedule 4.20, except as required by applicable Law;

(vi)           timely and fully perform, discharge or satisfy all of the agreements, covenants, liabilities and obligations required to be performed, discharged or satisfied by any of the Sellers on or before the Closing Date under all Assigned Contracts;

(vii)           comply in all material respects with all Laws applicable to the conduct of the Business or the ownership, use or operation of the Purchased Assets;

(viii)           use commercially reasonable efforts to keep available the services of the current officers, Employees, agents and representatives of the Sellers, and maintain the relation and goodwill with all suppliers, customers, landlords, lessees, creditors, Employees, agents, representatives and other Persons having business relations with the Business; and

(ix)           confer with the Buyer concerning operational matters of a material nature that will affect the post-Closing ownership, use, conduct or operation of the Business or the Purchased Assets.

(b)           During the period from the date of this Agreement to the Closing Date, except as provided below or on Schedule 6.7 or otherwise contemplated by this Agreement or consented to by the Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Sellers shall not, and the Members shall not permit the Sellers to:

(i)           sell, assign, transfer, lease, license, mortgage, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or assets, including the Purchased Assets, except in the Ordinary Course of Business;

(ii)           terminate or materially amend any Material Contract, except in the Ordinary Course of Business;

(iii)           enter into any new Contract that would constitute a Material Contract other than customer contracts, service contracts, purchase contracts or renewals of existing Contracts, in each case, in the Ordinary Course of Business;

(iv)           enter into any written employment agreement with any Employee or materially increase the compensation of any Employee, except for such increases as are granted in the Ordinary Course of Business (which shall include normal periodic performance reviews and related compensation and benefit increases);

(v)           adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such Employee, except as required by any applicable Law and except increases in the Ordinary Course of Business; or

(vi)           commit to any material capital expenditure or authorize any new material capital expenditures.

(c)           Notwithstanding the foregoing clauses (a) and (b) and any other representation, warranty, covenant or agreement herein to the contrary, Buyer acknowledges and agrees that, prior to Closing, Sellers may, at their sole election, transfer any and all of Sellers’ cash on deposit from the accounts described in Section 2.1(q) to the Excluded Account and/or distribute such cash to the Members.  The cash that is so transferred or distributed, if any, will not be included as a Current Asset in the calculation of the Estimated Net Working Capital, as adjusted by the determination of the Closing Date Net Working Capital as set forth in Section 2.5 hereof.

6.8           Employee Matters.

(a)           On or before the Closing Date, the Buyer will give offers of employment to each Employee identified on Schedule 6.8(a) (other than those Employees who are not actively employed due to short-term disability, long-term disability, workers compensation leave or approved leave of absence (collectively, the “LOA Employees”) and Non-Offer Employees, as defined below) which offer shall provide for employment at a level of base salary or hourly wage at least equal to the that in effect as of November 30, 2012 as previously disclosed to Buyer and otherwise provide benefits on terms and conditions comparable to similarly situated employees of Buyer.  All offers of employment made by the Buyer pursuant to this Section 6.8(a) will be conditioned in all respects on the occurrence of the Closing.  The Buyer shall notify the Sellers in writing the names of the Employees identified on Schedule 6.8(a) who have accepted offers of employment with the Buyer.  Each such Person who becomes employed by the Buyer pursuant to this Section 6.8(a) is referred to herein as a “Transferred Employee.”  Employment with the Buyer shall be effective as of the Effective Time for all Transferred Employees (except as described below).  Notwithstanding the foregoing, the Buyer shall not be required to make an offer of employment to an Employee whom the Buyer is prohibited from hiring by applicable Law or who otherwise fails any applicable screening and testing policies of Buyer (a “Non-Offer Employee”).  If the Buyer determines that an Employee is a Non-Offer Employee, the Buyer will promptly notify the Sellers that such Non-Offer Employee will not be offered employment with the Buyer.  During the 180 day period following the Closing Date, the Buyer shall offer employment to each LOA Employee upon his return from short-term disability, long-term disability or approved leave of absence within 10 Business Days of the expected return date of each LOA Employee from short-term disability, long-term disability or an approved leave of absence, but effective as of, and conditioned upon, the commencement of active employment of such LOA Employee.  A LOA Employee who receives and accepts an offer of employment from Buyer shall become a Transferred Employee effective upon the commencement of such LOA Employee’s active employment with Buyer and shall be treated as an employee of the Sellers prior to the commencement of active employment for all purposes (including for purposes of this Section 6.8).

(b)           From and after the time the employment of the Transferred Employees with Buyer becomes effective (the “Employment Date”) the employment of the Transferred Employees with the Sellers will terminate.  The Buyer shall not assume any of the Sellers Benefit Plans and shall have no obligations or liabilities with respect to the Sellers Benefit Plans.  The Sellers will pay to each Transferred Employee all salary or other compensation or employment benefits which has accrued to such Transferred Employee prior to the Employment Date.  To the extent required under the Sellers’ applicable policies,  Sellers shall also pay to each Transferred Employee an amount equal to the value of all vacation time accrued and unused by such Transferred Employee immediately prior to the Employment Date.

(c)           Except as required by Section 6.8(d) and Section 6.8(e), beginning on the Employment Date, the Benefit Plans that the Buyer maintains, contributes to or participates in (the “Buyer Benefit Plans”) shall be made available to each Transferred Employee if and when, and on the same terms and conditions, such Buyer Benefit Plan would be made available to a new employee of the Buyer who is similarly situated to the Transferred Employee.

(d)           Each Transferred Employee shall become eligible to participate in the group health plan of the Buyer, summaries of which have been provided to Sellers at least five (5) calendar days prior to the Closing Date, effective as of his or her Employment Date.  With respect to any group health plan or program of the Buyer or the Buyer’s Affiliates in which a Transferred Employee becomes eligible to participate as of his or her Employment Date or thereafter, the Buyer shall take all reasonable steps to ensure that such Transferred Employee shall (i) receive credit for any deductibles, co-pays or other out-of-pocket expenses paid under the corresponding group health plan or program of the Sellers, and (ii) not be subject to any pre-existing condition limitations to the extent that such pre-existing condition limitation did not apply to such Transferred Employee under the corresponding group health plan or program of the Sellers.

(e)           The Buyer and the Buyer’s Affiliates shall credit each Transferred Employee with the same number of years of service, including partial years of service, as the Transferred Employee would have been credited by the Buyer and Buyer’s Affiliates if, solely for the purposes of determining years of service under Benefit Plans sponsored by the Buyer or any of its Affiliates, the Transferred Employee’s date of hire with the Buyer was the Transferred Employee’s date of hire as provided by the Sellers on Schedule 4.11(a), under the applicable Benefit Plan sponsored by the Buyer or any of its Affiliates, except as otherwise limited by applicable Law.  The service credit required by this Section 6.8(e) shall apply for all purposes under any health, retiree medical, severance, vacation, sick or any similar paid-time off program or other employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) of the Buyer or the Buyer’s Affiliates and for purposes of eligibility to participate, vesting, eligibility for a particular form or type of benefit, and benefit accrual (except for benefit accrual under a defined benefit pension plan) under any pension, retirement, savings, or other employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) of the Buyer or the Buyer’s Affiliates; provided, that such service credit shall not require Buyer to pay any Transferred Employee for, or carryforward, any accrued and unused vacation time as of the Effective Time.

(f)           Claims for workers’ compensation or long-term disability benefits arising out of occurrences prior to an Employee’s Employment Date shall be the responsibility of the Sellers.  Claims for workers’ compensation or long-term disability benefits for a Transferred Employee arising out of occurrences on or subsequent to the Transferred Employee’s Employment Date shall be the responsibility of the Buyer and the Buyer’s Affiliates.

(g)           The Sellers shall retain all liability for severance and other benefits (including any notice obligations and liability arising under the WARN Act) to any Employee who is terminated by Seller (whether as a result of Buyer’s decision not to hire such individual or due to “constructive termination” or similar concept under applicable Law) prior to, as of or after the Effective Time.  The Buyer shall assume all liability arising under the WARN Act with respect to any Transferred Employee who is terminated by Buyer after the Transferred Employee’s Employment Date.

(h)           The Sellers shall be responsible for compliance with and liability under Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) with respect to all COBRA-qualifying events that occur with respect to Sellers Benefit Plans. The Buyer shall be responsible for compliance with and liability under COBRA with respect to any COBRA-qualifying events that occur with respect to the Buyer Benefit Plans.

6.9           Removal of Names.

(a)           After Closing, the Sellers, the Members and their Affiliates shall not be entitled to use and shall not use any service marks, trade names, trade dress, logos, designs or other indicia of origin of or used by the Sellers prior to Closing including the words “Alliance Drilling Fluids,” “Xtreme Specialty Products” and “Prop-Tech Services” or any such items that include such words, and any variations or derivations of any of the foregoing (collectively, the “Prohibited Names and Marks”).

(b)           In addition, as soon as reasonably practicable following Closing, but in any event within ninety (90) days following Closing, the Sellers shall and shall cause each of their Affiliates to remove, obliterate or replace, as appropriate, all signs, containers, advertisements or other media containing any such Prohibited Names and Marks located on any Excluded Assets.

(c)           Within fifteen (15) Business Days of Closing, each of the Sellers shall file certificates of amendment or similar amendments to its respective Governing Documents changing its name to a name that does not contain any of the Prohibited Names and Marks and that is not confusingly similar to any of the Prohibited Names and Marks, and deliver to the Buyer photocopies of the file-stamped certificates of amendment evidencing that those certificates of amendment or similar amendments have been filed within fifteen (15) Business Days following the Closing Date.

6.10           Casualty Loss.  If, before the Closing Date, all or any portion of the Purchased Assets are damaged or destroyed, whether in whole or in part, by fire, flood or other casualty, the Sellers will promptly notify the Buyer in writing of such fact and, at the Closing, pay to the Buyer, by wire transfer of immediately available funds to an account or accounts designated by the Buyer in writing, all proceeds from third-party insurers received by the Sellers, and assign to the Buyer all of the Sellers’ right, title, and interest in and to any and all such insurance proceeds received or to be received, in each case, in compensation for such damage or destruction; provided, however, that nothing in this Section 6.10 is intended, or shall be construed, to modify or limit the Buyer’s right to terminate this Agreement pursuant to the terms hereof or otherwise decline to proceed with the Closing by reason of the fact that the damage or destruction to all or any portion of the Purchased Asset by fire, flood or casualty, whether considered individually or in the aggregate, would have a Business Material Adverse Effect.

6.11           Exclusivity.

(a)           From the date hereof until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement pursuant to Article VIII (such earlier date being referred to herein as the “Exclusivity Termination Date”), the Sellers and Members shall not, and shall not authorize or permit any of their respective officers, directors, employees, agents, representatives or Affiliates to, directly or indirectly: (i) solicit, initiate, encourage, facilitate or (to the extent within such Person’s control) permit the submission of any proposal, inquiry, or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets (a “Competing Transaction”) other than acquisitions of the Purchased Assets in the Ordinary Course of Business, or (ii) furnish any information, participate in any discussions or negotiations, or enter into any Contract, letter of intent, or other understanding (whether written, oral, binding, non-binding, or otherwise) regarding a Competing Transaction.

(b)           Immediately following the execution of this Agreement, each of the Sellers and Member will terminate any and all discussions or negotiations with respect to any Competing Transaction and request each Person that has heretofore executed a confidentiality agreement in connection with a Competing Transaction to return all confidential information heretofore furnished to such Person by or on behalf of, or with respect to, the Sellers, the Business or the Purchased Assets.

(c)           From the date hereof through the Exclusivity Termination Date, if any of the Sellers and Members receives any inquiry, proposal, or offer relating to a Competing Transaction, or any request for information relating thereto, such party will promptly, and in any event within one (1) Business Day, notify the Buyer in writing of such inquiry, proposal, offer, or request, including the identity of the Person making such inquiry, proposal, offer, or request, and the terms and details thereof, including a copy of any writing (including any electronic mail) relating thereto.

(d)           Each of the Sellers and Members hereby acknowledges that any breach of this Section 6.11 would cause substantial and irreparable damage to the Buyer for which money damages would be an inadequate remedy and, accordingly, acknowledges and agrees that the Buyer will be entitled to an injunction, specific performance or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which the Buyer may be entitled in respect of any such breach), without the necessity of posting a bond or other security.

6.12           Insurance Matters.  On or before the Closing Date, the Sellers will cause the Buyer to be added as an Additional Insured under the National American Insurance Company commercial general liability insurance policy of the Sellers.

6.13           Publicity.  Following the execution of this Agreement, Newpark intends to issue or cause the publication of a press release and the filing of a Current Report on Form 8-K with respect to this Agreement and the transactions contemplated herein; provided, however, that Newpark will provide copies thereof to the Sellers and allow Sellers to comment on such release or announcement in advance of its issuance.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE PURCHASE

7.1           Conditions to Each Party’s Obligations to Consummate the Purchase.  The respective obligations of each party to consummate the Purchase and to take the other actions required under this Agreement at Closing are subject to the satisfaction at or prior to the Closing Date of the condition that (a) no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that restrains, enjoins, prohibits or makes illegal the consummation of the Purchase or that materially and adversely affects the ownership, use, operation or control of the Business or the Purchased Assets, and (b) there shall be no Legal Proceeding pending or threatened that challenges the Purchase or seeks monetary, injunctive or other relief by reason of the consummation of the Purchase.

7.2           Conditions to the Sellers’ and Members’ Obligations.  The obligations of the Sellers and Members to consummate the Purchase and to take the other actions required to be taken by them under this Agreement or any of the Transaction Documents at Closing are further subject to satisfaction at or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Sellers and the Members, in their sole discretion:

(a)           the representations and warranties of the Buyer contained in Article V that are qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of the Buyer contained in Article V shall be true and correct in all material respects, in each case, at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date or period, which shall be true and correct only as of such specified date or period);

(b)           the Buyer shall have performed and complied in all material respects with all agreements, covenants, conditions and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing; and

(c)           the Buyer shall have made the payments as set forth in Section 2.6 and delivered to the Sellers the Transaction Documents and other Closing deliveries set forth in Section 2.7(c).

7.3           Conditions to the Buyer’s Obligations.  The obligations of the Buyer to consummate the Purchase and to take the other actions required to be taken by it under this Agreement at Closing are further subject to satisfaction at or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Buyer in its sole discretion:

(a)           the representations and warranties of the Members contained in Article III and the Sellers contained in Article IV that are qualified by materiality or by Business Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of the Members contained in Article III and Sellers contained in Article IV shall be true and correct in all respects, in each case, at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (except for representations and warranties that are made as of a specified date or period, which shall be true and correct only as of such specified date or period);

(b)           each of the Members and Sellers shall have performed and complied in all material respects with all agreements, covenants, conditions and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing;

(c)           each of the Sellers shall have delivered, or caused to be delivered, to the Buyer the Transaction Documents and other Closing deliveries set forth in Section 2.7(c);

(d)           the Consents described in Schedule 7.3(d) will have been made, given or obtained by such customer, vendor, contractual third party or other Person, as applicable, on terms reasonably satisfactory to the Buyer; and

(e)           the Buyer shall have received evidence reasonably satisfactory to the Buyer that all Liens affecting Purchased Assets, other than Permitted Liens, have been discharged and that good and valid title to all Purchased Assets is being conveyed to the Buyer, free and clear of all Liens other than Permitted Liens.

ARTICLE VIII

TERMINATION AND ABANDONMENT

8.1           Termination.  Subject to Section 8.2, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of the Sellers and the Buyer;

(b)           by the Sellers, on the one hand, or the Buyer, on the other hand, by giving written notice to the other party, if:

(i)           the Closing shall not have occurred on or before December 31, 2012 or such later day as the Sellers and the Buyer may mutually agree upon in writing (the “Outside Date”); or

(ii)           an injunction, decree, legal restraint, prohibition, judgment or order of any Governmental Entity shall have been entered permanently enjoining, restraining or prohibiting the consummation of the transactions provided for in this Agreement and such injunction, decree, legal restraint, prohibition, judgment or order shall have become final and non-appealable;

(c)           by the Sellers, if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (i) would constitute the failure of a condition set forth in Section 7.2(a), 7.2(b) or 7.2(c) and (ii)(A) is not capable of being satisfied or cured by the Outside Date or (B) if capable of being satisfied or cured, is not satisfied or cured within fifteen (15) days following receipt by the Buyer of written notice stating the Sellers’ intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination; or

(d)           by the Buyer, if any Sellers or Members shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform:  (i) would constitute the failure of a condition set forth in Section 7.3(a), 7.3(b) or 7.3(c) and (ii)(A) is not capable of being satisfied or cured by the Outside Date or (B) if capable of being satisfied or cured, is not satisfied or cured within fifteen (15) days following receipt by the Sellers of written notice stating the Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination;

provided, however, that the party seeking termination pursuant to clause (b)(i), (c) or (d) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2, if the Buyer is then seeking termination, or Section 7.3, if the Sellers are then seeking termination.

8.2           Procedure for and Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by the parties under Section 8.1, written notice thereof shall be given by the party so terminating to the other party or parties and, except as provided in this Section 8.2, this Agreement shall forthwith terminate and shall become null and void and of no further force or effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Sellers or the Buyer.  If this Agreement is terminated under Section 8.1 of this Agreement, there shall be no liability or obligation under this Agreement on the part of the Sellers, Members or the Buyer or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, except (i) that no such termination shall relieve any party for liability arising out of its breach of this Agreement and the rights, remedies or causes of action accrued or resulting therefrom will continue unimpaired, and (ii) the provisions of this Section 8.2 and Article IX shall survive any such termination.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1           Survival Periods.  All representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing for the applicable time periods specified herein.  For purposes of this Agreement, the term “Applicable Survival Period” shall be two (2) years after the Closing Date, except that the Applicable Survival Period with respect to the following shall be as set forth below:

(a)           with respect to any Damages arising from or related to a breach of the representations and warranties set forth in Section 4.3 (Title to Purchased Assets), Section 4.5 (Environmental Matters), Sections 4.11(b), (c), (d), (e), (f) and (g) (Sellers Benefit Plans and ERISA) and Section 4.14 (Taxes), the Applicable Survival Period shall be three (3) months following the expiration of the statute of limitations applicable to the Damages giving rise to that claim for indemnification (including any extensions thereto or waivers thereof to the extent that such statute of limitations may be tolled); and

(b)           there shall be no time limit for any claim for indemnification with respect to any Damages arising from or relating to (i) intentionally fraudulent acts or omissions (collectively, “Fraud Claims”), (ii) any of the Excluded Assets or the Excluded Liabilities or (iii) the Assumed Liabilities.

In addition to and without limiting the foregoing, the parties further agree that no claims or causes of action for indemnification under this Agreement may be brought against the Sellers, Members or the Buyer based upon, directly or indirectly, a breach or nonperformance of any of the covenants or agreements contained herein that by their terms are to be performed prior to or at Closing, unless written notice thereof is delivered to the party against whom indemnification is sought prior to the date that is three (3) months following the Closing Date (which period shall be the Applicable Survival Period therefor).  Notwithstanding anything in this Agreement to the contrary, this Section 9.1 shall not in any manner limit the survival period for, or any party’s right or ability to bring any claims for indemnification under this Agreement with respect to Damages arising from or relating to, a breach or nonperformance of any covenant or agreement of the parties contained in this Agreement or any of the Transaction Documents which by its terms contemplates performance after the Closing.

9.2           Sellers’ and Members’ Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein, from and after the Closing, the Sellers and Members shall jointly and severally indemnify, defend and hold harmless the Buyer and its managers, officers, employees, Subsidiaries, Affiliates, controlling Persons, and agents and their respective successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against, and pay on behalf of or reimburse such Buyer Indemnitees in respect of, any and all liabilities, obligations, demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Taxes, penalties, fines, fees, costs (including court costs) and expenses (including reasonable attorneys’ fees and expenses, and all reasonable amounts paid in connection with the investigation, defense or settlement of any of the foregoing) (collectively, “Buyer Damages”) asserted against, sustained or incurred by any Buyer Indemnitee arising out of or resulting from:

(i)           a breach of any representation or warranty of the Sellers contained in Article IV of this Agreement or in any Transaction Document when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);

(ii)           a breach or nonperformance of any covenant or agreement of the Seller contained in this Agreement or any of the Transaction Documents to be performed by the Sellers;

(iii)           the Excluded Assets or the Excluded Liabilities; or

(iv)           Sellers’ failure to properly file property renditions as disclosed on Schedule 4.14(E), provided, however, that any Tax liability arising from such failure will not be limited to the items disclosed on Schedule 4.14(E).

(b)           Subject to the terms and conditions set forth herein, from and after the Closing, the Members shall severally, and not jointly, indemnify, defend and hold harmless the Buyer Indemnitees from and against, and pay on behalf of or reimburse such Buyer Indemnitees in respect of, any and all Buyer Damages asserted against, sustained or incurred by any Buyer Indemnitee arising out of or resulting from:

(i)           a breach of any representation or warranty of such Member contained in Article III of this Agreement or in any Transaction Document, to which such Member is a party, when made or at and as of the Closing Date (or at and as such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period); or

(ii)           a breach or nonperformance of any covenant or agreement of such Member contained in this Agreement or any Transaction Document, to which such Member is a party, to be performed by such Member.

(c)           The Sellers’ and Members’ obligation to indemnify the Buyer Indemnitees pursuant to Section 9.2(a) is subject to the following limitations:

(i)           no indemnification shall be made by the Sellers or Members pursuant to Section 9.2(a)(i) unless the aggregate amount of Buyer Damages for all claims pursuant to Section 9.2(a)(i) exceeds $350,000 (the “Basket”) and, in such event, indemnification shall be made by the Sellers and Members for Buyer Damages only to the extent of such excess; provided, however, that the Basket shall not apply with respect to any breach of any of the Fundamental Representations made by the Sellers and Members or with respect to any Buyer Damages arising from or relating to Fraud Claims;

(ii)           in no event shall the Sellers’ and Members’ obligation to indemnify the Buyer Indemnitees pursuant to Section 9.2(a)(i) exceed $8,500,000 (the “Cap”); provided, however, that the Cap shall not apply with respect to any breach of any of the Fundamental Representation made by the Sellers and Members or with respect to any Buyer Damages arising from or relating to Fraud Claims;

(iii)           the amount of any Buyer Damages shall be reduced by any amount actually received by a Buyer Indemnitee with respect thereto under any insurance coverage with respect to, or from any other party alleged to be responsible for, such Buyer Damages less any reasonable costs and expenses incurred by such Buyer Indemnitee in connection with the receipt or realization of such amount or benefit.  If a Buyer Indemnitee actually receives any amount under such insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by the Sellers pursuant to this Section 9.2, then such Buyer Indemnitee shall promptly reimburse the Sellers or Members, as applicable, for any payment made or expense incurred by the Sellers or Members in connection with providing such indemnification in an amount equal to the amount actually received by the Buyer Indemnitee (net of reasonable costs and expenses incurred, whether directly or indirectly, by such Buyer Indemnitee in connection with the receipt of such amount) and any calculation of the aggregate Buyer Damages for purposes of Section 9.2(c)(i) shall be re-calculated as necessary such that the aggregate Buyer Damages does not include such amount actually received; and

(iv)           the Sellers and Members shall be obligated to indemnify the Buyer Indemnitees pursuant to Section 9.2(a)(i) and Section 9.2(b), as applicable only for those claims giving rise to Buyer Damages as to which any Buyer Indemnitee has given the Sellers written notice thereof prior to the end of the Applicable Survival Period.  Any written notice delivered by any Buyer Indemnitee to the Sellers with respect to Buyer Damages shall set forth the information required hereunder to be provided in connection with a Claim Notice or an Indemnity Notice, as applicable.

The Basket and Cap shall not apply to any claims for indemnification by any Buyer Indemnitee under Sections 9.2(a)(ii) and (iii), and Section 9.2(b).

(d)           Notwithstanding Section 9.2(a) or any other provision herein to the contrary, subject to the other limitations of this ARTICLE IX, the liability of each Member shall be limited to the amount of any sums or proceeds actually received by such Member; provided, however, that with respect to Savage and Branch, each shall be deemed to have received his respective amount of the Retention Escrow Amount.  In addition, no Member shall be required to make any payment under Section 9.2(a) with respect to any Buyer Damages in excess of such Members’ Pro Rata Share of such Buyer Damages; provided, that the foregoing limitation shall not apply to any Members’ liability under Section 9.2(b).

9.3           Buyer’s Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Sellers and their respective managers, officers, employees, Affiliates, controlling Persons, agents and representatives and their respective successors and assigns (collectively, the “Seller Indemnitees”) from and against all liabilities, obligations, demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Taxes, penalties, fines, fees, costs (including court costs) and expenses (including reasonable attorneys’ fees and expenses and all reasonable amounts paid in connection with the investigation, defense or settlement of any of the foregoing) (collectively, “Seller Damages” and, together with Buyer Damages, “Damages”) asserted against, sustained or incurred by any Seller Indemnitee to the extent arising out of or resulting from:

(i)           a breach of any representation or warranty of the Buyer contained in Article V of this Agreement or in any Transaction Document when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);

(ii)           a breach or nonperformance of any covenant or agreement of the Buyer contained in this Agreement or any of the Transaction Documents to be performed by Buyer;

(iii)           the Assumed Liabilities.

(b)           The Buyer’s obligation to indemnify the Seller Indemnitees pursuant to Section 9.3(a) is subject to the following limitations:

(i)           no indemnification shall be made by the Buyer pursuant to Section 9.3(a)(i) unless the aggregate amount of Seller Damages for all claims pursuant to Section 9.3(a)(i) exceeds the Basket and, in such event, indemnification shall be made by the Buyer for Seller Damages only to the extent of such excess; provided, however, that the Basket shall not apply with respect to any breach of any of the Fundamental Representations made by the Buyer or with respect to any Seller Damages arising from or relating to Fraud Claims;

(ii)           in no event shall the Buyer’s aggregate obligation to indemnify the Seller Indemnitees pursuant to Section 9.3(a)(i) exceed the Cap; provided, however, that the Cap shall not apply with respect to any breach of any of the Fundamental Representations made by the Buyer or with respect to any Seller Damages arising from or relating to Fraud Claims;

(iii)           the amount of any Seller Damages shall be reduced by any amount actually received by a Seller Indemnitee with respect thereto under any insurance coverage with respect to, or from any other party alleged to be responsible for, such Seller Damages, less any reasonable costs and expenses incurred by such Seller Indemnitee in connection with the receipt or realization of such amount or benefit.  If a Seller Indemnitee actually receives any amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by the Buyer pursuant to this Section 9.3, then such Seller Indemnitee shall promptly reimburse the Buyer for any payment made or expense incurred by the Buyer in connection with providing such indemnification in an amount equal to the amount actually received by the Seller Indemnitee (net of reasonable costs and expenses incurred by such Seller Indemnitee in connection with the receipt of such amount); and

(iv)           the Buyer shall be obligated to indemnify the Seller Indemnitees pursuant to Section 9.3(a)(i) only for those claims giving rise to Seller Damages as to which any Seller Indemnitee has given the Buyer written notice thereof prior to the end of the Applicable Survival Period.  Any written notice delivered by any Seller Indemnitee to the Buyer with respect to Seller Damages shall set forth the information required to be provided hereunder in connection with a Claim Notice or an Indemnity Notice, as applicable.

The Basket and Cap shall not apply to any claims for indemnification by any Seller Indemnitee under Sections 9.3(a)(ii) and (iii).

9.4           Indemnification Procedures.  The obligations of the Sellers and Members to indemnify the Buyer Indemnitees under Section 9.2 hereof with respect to Buyer Damages, and the obligations of the Buyer to indemnify the Seller Indemnitees under Section 9.3 hereof with respect to Seller Damages, in either case arising out of or resulting from the assertion of liability or any Legal Proceeding by third parties who are not Affiliated with a party to this Agreement (each, as the case may be, a “Third-Party Claim”), will be subject to the following terms and conditions:

(a)           A party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly after receiving written notice of any Third-Party Claim, but in no event later than 30 days thereafter, transmit to the party or parties from whom indemnification is sought under this Agreement (the “Indemnifying Party”) a written notice of the Third-Party Claim (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, attaching a copy of all papers served to such Indemnified Party with respect to such Third-Party Claim (if any), setting forth a reasonable estimate of the amount of Damages attributable to the Third-Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of Damages arising from or relating to such Third-Party Claim), and describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement.  Any failure or delay to provide such Claim Notice within such specified time period shall not release the Indemnifying Party from its liability under this Article IX or affect the right of an Indemnified Party to indemnification hereunder, except to the extent (and only to the extent) the Indemnifying Party is materially prejudiced by such failure or delay.

(b)           Within thirty (30) days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX with respect to such Third-Party Claim and (ii) whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third-Party Claim.  If the Indemnifying Party does not notify the Indemnified Party within such Election Period that the Indemnifying Party disputes its potential liability with respect to such Third-Party Claim, any liability with respect to such Third-Party Claim shall be deemed an admitted liability of the Indemnifying Party hereunder.

(c)           If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings with counsel of its choosing (but reasonably satisfactory to the Indemnified Party), which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 9.4.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any compromise or settlement of such Third-Party Claim or ceasing to defend such Third-Party Claim if, pursuant to or as a result of such compromise, settlement or cessation, any injunction or other equitable relief shall be imposed against the Indemnified Party or if such compromise or settlement does not expressly, unconditionally and fully release the Indemnified Party from any and all liabilities and obligations with respect to such Third-Party Claim, without prejudice.  The Indemnified Party is hereby authorized (but shall not be required) to file, at the sole cost and expense of the Indemnifying Party, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary to protect its interests or those of the Indemnifying Party and not materially prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party makes any such filing that is materially prejudicial to the Indemnifying Party, and such filing directly causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third-Party Claim to the extent the Indemnifying Party was so materially prejudiced).  If reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest in good faith, including by providing the Indemnifying Party with reasonable access during normal business hours of the Indemnified Party to books, records and personnel of the Indemnified Party (but only to the extent relevant to such Third-Party Claim), and in making any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person.  Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.4, and to retain counsel of the Indemnified Party’s own choice in connection with such participation, and the Indemnified Party shall bear its own costs and expenses with respect to such participation (except that the reasonable fees, costs and expenses of such separate counsel incurred prior to the date on which the Indemnifying Party effectively assumes control of the defense of such Third-Party Claim pursuant to this Section 9.4 shall be borne solely by the Indemnifying Party).

(d)           Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense of such Third-Party Claim and shall pay the reasonable fees, costs and expenses of separate counsel retained by the Indemnified Party: (i) if the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third-Party Claim pursuant to Section 9.4(b); (ii) if the Indemnifying Party elects to assume the defense of such Third-Party Claim pursuant to Section 9.4(b) but fails diligently to prosecute the Legal Proceeding related to such Third-Party Claim and/or to defend such Third Party Claim as herein provided; (iii) if such Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party; and/or (iv) if (A) such Third-Party Claim is against, or if the defendants in such Third-Party Claim include, both the Indemnified Party and the Indemnifying Party, and (B) the Indemnified Party reasonably concludes that there are defenses available to the Indemnified Party that are different or additional to those available to the Indemnifying Party, or (C) if the interests of the Indemnified Party may be reasonably deemed to conflict with those of the Indemnifying Party.  In the event any of the conditions set forth in the preceding clauses (i) through (iv) are met, the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnified Party to a final conclusion or settled at the discretion of the Indemnified Party.  The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If reasonably requested by the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel (including by providing the Indemnified Party with reasonable access during normal business hours of the Indemnifying Party to books, records and personnel of the Indemnifying Party (but only to the extent relevant to such Third-Party Claim)) in defending such Third-Party Claim, in contesting any Third-Party Claim that the Indemnified Party elects to contest in good faith, and in making any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person.  Notwithstanding the foregoing, if within the Election Period the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX with respect to such Third-Party Claim, and if such dispute is finally and conclusively resolved by a court of competent jurisdiction in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense of such Third-Party Claim pursuant to this Section 9.4 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable attorney’s fees and costs actually paid by the Indemnifying Party in connection with such participation within thirty (30) days of receiving an invoice and reasonably sufficient supporting documentation therefor.  Except as otherwise provided herein, the Indemnifying Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnified Party pursuant to this Section 9.4, and to retain counsel of the Indemnifying Party’s own choice in connection with such participation, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(e)           The non-controlling party in the defense of a Third-Party Claim shall have the right to consult with the party controlling such defense, and the controlling party shall facilitate such consultation, with respect to the conduct, status, developments and results of the defense of such Third-Party Claim and the controlling party’s strategy for addressing the matters that are the basis of such Third-Party Claim.

(f)           In the event any Indemnified Party should have a claim for indemnification hereunder against any Indemnifying Party that does not involve a Third-Party Claim (an “Indemnity Claim”), the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice of such Indemnity Claim (the “Indemnity Notice”) describing in reasonable detail the nature of the Indemnity Claim, a reasonable estimate of the amount of Damages attributable to such Indemnity Claim to the extent feasible (which estimate shall not be conclusive of the final amount of Damages arising from or relating to such Indemnity Claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Any failure or delay to provide such Indemnity Notice shall not release the Indemnifying Party from its liability under this Article IX or affect the right of an Indemnified Party to indemnification hereunder, except to the extent (and only to the extent) the Indemnifying Party is materially prejudiced by such failure or delay.

Within thirty (30) days after receipt of any Indemnity Notice, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX with respect to such Indemnity Claim.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such Indemnity Claim, the Indemnity Claim together with the aggregate amount of Damages therefor specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

(g)           The provisions of this Section 9.4 are subject to the limitations and restrictions of Article IX, unless it is otherwise expressly provided.  The parties intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures contained in this Section 9.4 shall apply to all indemnity and other obligations of the parties under this Agreement.

9.5           Materiality Disregarded.  Notwithstanding anything contained in this Agreement or any Transaction Document to the contrary, for purposes of determining the amount of Damages related to a breach or inaccuracy of any representation or warranty, or any failure to comply with or perform any covenant or agreement that are the subject matter of a claim for indemnification hereunder (but not for purposes of determining whether such breach, inaccuracy or failure has occurred), each representation, warranty, covenant and agreement contained in this Agreement or any Transaction Document shall be read without regard and without giving effect to the term “material” or “Material Adverse Change” or “Material Adverse Effect” or similar phrases contained in such representation, warranty, covenant or agreement (as if such word was deleted from such representation, warranty, covenant or agreement).

9.6           Manner and Timing of Payment.  Any indemnification of the Buyer Indemnitees pursuant to this Article IX or Section 6.4 shall be paid, no later than ten (10) days following the final determination thereof, by wire transfer of immediately available funds from the Sellers to an account or accounts designated by the applicable Buyer Indemnitees in writing.  Any indemnification of the Seller Indemnitees pursuant to this Article IX shall be paid, no later than ten (10) days following the final determination thereof, by wire transfer of immediately available funds from the Buyer to an account or accounts designated by the applicable Seller Indemnitees in writing.

9.7           No Duplication.  Any Damages giving rise to liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.  Except as otherwise specifically provided herein, this Article IX shall not apply to Tax claims to the extent those claims are separately indemnifiable under Section 6.4. Without limiting the foregoing, no Buyer Indemnitee shall be entitled to indemnification hereunder for any Buyer Damages to the extent such Buyer Damages are included in the calculation of Net Working Capital pursuant to Section 2.5.

9.8           Sole Remedy.  AS BETWEEN THE BUYER INDEMNITEES AND SELLERS AND MEMBERS, ON THE ONE HAND, AND THE SELLER INDEMNITEES AND BUYER, ON THE OTHER, AFTER CLOSING, OTHER THAN WITH RESPECT TO CLAIMS FOR INTENTIONAL FRAUD REGARDING THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND CLAIMS FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF AND WITHOUT LIMITING A PARTY’S RIGHTS UNDER SECTION 11.12, (i) THE PROVISIONS SET FORTH IN THIS ARTICLE IX SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO ANY CLAIM FOR, RELATED TO OR ARISING FROM ANY BREACH OF OR NON-COMPLIANCE WITH THIS AGREEMENT, ANY CLAIM RELATED TO OR ARISING FROM THE EVENTS GIVING RISE THERETO, AND ANY CLAIM RELATED TO OR ARISING FROM THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY, AND (ii) NO PARTY OR ANY OF ITS SUCCESSORS OR PERMITTED ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES WITH RESPECT TO SUCH CLAIMS OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS ARTICLE IX.

9.9           Punitive Damages.  Under no circumstances shall any Indemnified Party be entitled to be indemnified for punitive damages.  Without limiting the foregoing, the Parties agree that no Indemnified Party shall make any claim under any law, rule, regulation, judgment, order or decree of any Governmental Entity requesting such damages.

ARTICLE X

ESCROWS

10.1           Indemnity Escrow Fund.

(a)           At the Closing, Buyer shall deposit with the Escrow Agent in accordance with Section 2.6 the Indemnity Escrow Amount (such funds, as held by the Escrow Agent pursuant to the Indemnity Escrow Agreement, including interest income thereon, the “Indemnity Escrow Fund”) and the Indemnity Escrow Fund shall be held and distributed in accordance with the terms of this Section 10.1 and the Indemnity Escrow Agreement.  The Indemnity Escrow Fund shall be available as a nonexclusive source of funds to the Buyer to satisfy any claim by Buyer for Buyer Damages for which the Buyer is entitled pursuant to Article IX; provided, that the Buyer Indemnitees shall first seek recovery of any Buyer Damages from the Indemnity Escrow Agreement, to the extent funds are available therein.  The Indemnity Escrow Fund shall not represent a cap on, or otherwise reduce, limit or restrict the liabilities or obligations of the Sellers and Members with respect to any Buyer Damages under Article IX.

(b)           The Indemnity Escrow Fund shall be maintained in the escrow account established pursuant to the Indemnity Escrow Agreement.  The Indemnity Escrow Fund shall be maintained in the escrow account until the date which is two (2) years following the Closing Date (the “Indemnity Escrow Period”).  Upon expiration of the Indemnity Escrow Period, and subject to the terms of this Article X and the Indemnity Escrow Agreement, the Escrow Agent shall deliver or cause to be delivered to the Sellers, or their designee, the balance, if any, of the Indemnity Escrow Fund.  If, upon expiration of the Indemnity Escrow Period, any Buyer Indemnitees shall have asserted a claim for indemnification in accordance with Article IX and such claim is pending or unresolved at the time of the expiration of the Indemnity Escrow Period, the Escrow Agent shall retain in escrow an amount estimated to equal the value of the asserted claim (the “Retained Indemnity Escrow Amount”) until Final Resolution of such matter and such Retained Indemnity Escrow Amount may be distributed in accordance with the terms and provisions of this Article X and the Indemnity Escrow Agreement.

10.2           Retention Escrow Funds.

(a)           At the Closing, Buyer shall deposit with the Escrow Agent in accordance with Section 2.6, (i) the Savage Retention Escrow Amount (such funds, as held by the Escrow Agent pursuant to the Savage Retention Escrow Agreement, including interest income thereon, the “Savage Retention Escrow Fund”) and (ii) the Branch Retention Escrow Amount (such funds, as held by the Escrow Agent pursuant to the Branch Retention Escrow Agreement, including interest income thereon, the “Branch Retention Escrow Fund”).  The Savage Retention Escrow Fund and the Branch Retention Escrow Fund (individually referred to as a “Retention Escrow Fund” and collectively as the “Retention Escrow Funds”) shall be held and distributed in accordance with the terms of this Section 10.2 and the respective Retention Escrow Agreement.  The Retention Escrow Funds have been established to incentivize Savage and Branch to continue their employment with the Buyer for a period of three (3) years following the Closing Date (the “Retention Period”) and to provide a non-exclusive source of funds for the recovery of any damages and losses that may arise from or be incurred by the Buyer in seeking a replacement of either Savage or Branch, provided, however, that the Retention Escrow Funds shall not be used in any case as a source of funds for the recovery of any damages or losses arising from any representation, warranty, covenant or agreement contained in this Agreement or in any other Transaction Document.

(b)           If Savage is continuously employed by Buyer or any of its Affiliates from the Closing Date through the Retention Period, Savage shall be entitled to receive all of the Savage Retention Escrow Fund. If Savage’s employment with Buyer or any of its Affiliates is terminated at any time during the Retention Period by reason of (i) death, (ii) disability, (iii) a termination by Savage for Good Reason, or (iv) a termination by the Buyer or any of its Affiliates without Cause, then in such event Savage shall, subject to the terms of this Article X and the Savage Retention Escrow Agreement, be entitled to receive all of the Savage Retention Escrow Fund.  If Savage’s employment with Buyer or any of its Affiliates is terminated at any time during the Retention Period by reason of (i) a termination by Savage without Good Reason, or (ii) a termination by Buyer or any of its Affiliates for Cause, then in such event the Buyer shall, subject to the terms of this Article X and the Savage Retention Escrow Agreement, be entitled to receive all of the Savage Retention Escrow Funds.

(c)           If Branch is continuously employed by Buyer or any of its Affiliates from the Closing Date through the Retention Period, Branch shall be entitled to receive all of the Branch Retention Escrow Fund.  If Branch’s employment with Buyer or any of its Affiliates is terminated at any time during the Retention Period by reason of (i) death, (ii) disability, (iii) a termination by Branch for Good Reason, or (iv) a termination by the Buyer or any of its Affiliates without Cause, then in such event Branch shall, subject to the terms of this Article X and the Branch Retention Escrow Agreement, be entitled to receive all of the Branch Retention Escrow Fund.  If Branch’s employment with Buyer or any of its Affiliates is terminated at any time during the Retention Period by reason of (i) a termination by Branch without Good Reason, or (ii) a termination by Buyer or any of its Affiliates for Cause, then in such event the Buyer shall, subject to the terms of this Article X and the Branch Retention Escrow Agreement, be entitled to receive all of the Branch Retention Escrow Funds.

10.3           Release From Escrows.

(a)           When either the Sellers or the Buyer become entitled to any distribution of all or any portion of the Indemnity Escrow Fund, the Sellers and the Buyer shall promptly execute and deliver to the Escrow Agent joint written instructions setting forth the amounts to be paid to such party from the Indemnity Escrow Fund (the “Joint Indemnity Instructions”).  In furtherance and not in limitation of the foregoing:

(i)           Sellers and Buyer agree to execute and deliver to the Escrow Agent the Joint Indemnity Instructions within two (2) Business Days of any Final Resolution that any party is entitled to a distribution of all or any portion of the Indemnity Escrow Fund pursuant to Article IX instructing the Escrow Agent to distribute such portion of the Indemnity Escrow Fund in accordance with such Final Resolution; and

(ii)           If Sellers or Buyer shall fail to execute and deliver to the Escrow Agent the Joint Indemnity Instructions in accordance with Section 10.3(a)(i), either Alliance or Buyer, as applicable, shall be entitled to receive distributions from the Indemnity Escrow Fund from the Escrow Agent promptly upon delivery to the Escrow Agent of a final written non-appealable instruction, order or judgment (setting forth the amounts to be paid to such party) issued or entered by a court of competent jurisdiction (a “Court Instruction”).

(b)           When either Savage or the Buyer become entitled to any distribution of all or any portion of the Savage Retention Escrow Fund, Savage and the Buyer shall promptly execute and deliver to the Escrow Agent joint written instructions setting forth the amounts to be paid to such party from the Savage Retention Escrow Fund (the “Joint Savage Instructions”).  In furtherance and not in limitation of the foregoing:

(i)           Savage and Buyer agree to execute and deliver to the Escrow Agent the Joint Savage Instructions within two (2) Business Days of any Final Resolution that any party is entitled to a distribution of all or any portion of the Savage Retention Escrow Fund instructing the Escrow Agent to distribute such portion of the Savage Retention Escrow Fund in accordance with such Final Resolution; and

(ii)           If Savage or Buyer shall fail to execute and deliver to the Escrow Agent the Joint Savage Instructions in accordance with Section 10.3(b)(i), either Savage or Buyer, as applicable, shall be entitled to receive distributions from the Savage Retention Escrow Fund from the Escrow Agent promptly upon delivery to the Escrow Agent of Court Instruction (setting forth the amounts to be paid to such party).

(c)           When either Branch or the Buyer become entitled to any distribution of all or any portion of the Branch Retention Escrow Fund, Branch and the Buyer shall promptly execute and deliver to the Escrow Agent joint written instructions setting forth the amounts to be paid to such party from the Branch Retention Escrow Fund (the “Joint Branch Instructions”).  In furtherance and not in limitation of the foregoing:

(i)           Branch and Buyer agree to execute and deliver to the Escrow Agent the Joint Savage Instructions within two (2) Business Days of any Final Resolution that any party is entitled to a distribution of all or any portion of the Branch Retention Escrow Fund instructing the Escrow Agent to distribute such portion of the Branch Retention Escrow Fund in accordance with such Final Resolution; and

(ii)           If Branch or Buyer shall fail to execute and deliver to the Escrow Agent the Joint Savage Instructions in accordance with Section 10.3(c)(i), either Branch or Buyer, as applicable, shall be entitled to receive distributions from the Branch Retention Escrow Fund from the Escrow Agent promptly upon delivery to the Escrow Agent of Court Instruction (setting forth the amounts to be paid to such party).

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1           Amendment and Modification.  This Agreement may be amended, modified or supplemented at any time by the parties to this Agreement, under an instrument in writing signed by all parties.

11.2           Entire Agreement; Assignment; Binding Effect.  This Agreement, together with the Seller Disclosure Letter, the Buyer Disclosure Letter, the Confidentiality Agreement, the Transaction Documents and all Schedules and Exhibits hereto, (a) constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes other prior agreements and understandings, both written and oral, among the parties concerning the subject matter of this Agreement and (b) shall not be assigned, by operation of Law or otherwise, by a party, without the prior written consent of the other party.  Notwithstanding the preceding clause (b) to the contrary, the Buyer in its sole discretion may (i) at any time prior to the Closing, assign in whole or in part its rights and obligations under this Agreement to one or more of its wholly-owned Subsidiaries, including any such Subsidiaries which may be organized or acquired after the date hereof; (ii) assign in whole or in part its rights under this Agreement for collateral security purposes to any lenders providing financing to the Buyer or any of its  Affiliates, and any such lender may exercise all of the rights and remedies of the Buyer hereunder, or (iii) assign in whole or in part the Buyer’s rights under this Agreement to any subsequent purchaser of all or any portion of the Business or the Purchased Assets, whether such sale is structured as a sale of stock, a sale of assets, a merger, a reorganization or otherwise.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

11.3           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

11.4           Notices.  Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods:  (a) personal delivery; (b) electronic mail or facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service.  Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given under this Agreement) and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by electronic mail or facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received:

(a)           if to the Sellers, to:

Alliance Drilling Fluids, LLC
125 West Missouri Avenue
Midland, Texas 79701
Facsimile:  (432) 684-0069
Attention:  Shawn Savage, President

with copies, which shall not constitute notice, to:

Murphy Mahon Keffler & Farrier, L.L.P.
Tindall Square Building No. 2
505 Pecan Street, Suite 101
Fort Worth, TX 76102
Facsimile: (817) 877-3668
Attention: Robert J. Keffler

and

Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Facsimile: (817) 878-9759
Attention: S. Benton Cantey

(b)           if to the Buyer, to:

Newpark Resources Inc.
2700 Research Forest Drive, Suite 100
The Woodlands, TX 77381
Facsimile: 281-362-6801
Attention: Mark J. Airola

with a copy, which shall not constitute notice, to:

Andrews Kurth LLP
10001 Woodloch Forest Drive
Waterway Plaza Two, Suite 200
The Woodlands, Texas 77380
Facsimile: 713-238-7286
Attention:  William McDonald

11.5           Governing Law.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, applicable to contracts executed in and to be performed entirely within that state.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Texas state or federal court sitting in Houston, Texas, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified in Section 9.4.  The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Nothing in this Section 9.5 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.  The consents to jurisdiction set forth in this Section 9.5 shall not constitute general consents to service of process in the State of Texas and shall have no effect for any purpose except as provided in this Section 9.5 and shall not be deemed to confer rights on any person other than the parties.

(b)           EACH OF THE PARTIES (ON ITS BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.6           Descriptive Headings.  The descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

11.7           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  An executed counterpart signature page to this Agreement delivered by facsimile or other means of electronic transmission shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

11.8           Fees and Expenses.  Whether or not this Agreement and the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

11.9           Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Sellers and their respective successors and permitted assigns and the Seller Indemnitees, with respect to the obligations of the Buyer under this Agreement, and for the benefit of the Buyer and its successors and permitted assigns and the Buyer Indemnitees, with respect to the obligations of the Sellers under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

11.10           Waivers.  Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among the parties, shall constitute a waiver of any such right, power or remedy.  No waiver by a party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.  No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

11.11           Incorporation of Exhibits.  The disclosure letters and all exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

11.12           Specific Performance.  The parties to this Agreement agree that, if at any time following the Closing Date any covenants or agreements herein are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of such terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which they are entitled at law or in equity.

11.13           Newpark Guaranty.

(a)           Newpark hereby unconditionally and irrevocably guarantees to the Sellers and the Members, as primary obligor and not merely as surety, the performance of, and compliance with, all agreements, obligations, covenants, warranties, representations, and undertakings of Buyer contained in this Agreement when and as the same shall become due after giving effect to all conditions, restrictions and limitations on any such obligations of the Buyer hereunder (the “Newpark Guaranty”); provided, that Newpark’s obligations under the Newpark Guaranty shall be subject to such defenses and counterclaims that the Buyer may have under this Agreement.  Newpark hereby waives promptness, diligence, demand, protest and notice as to the obligations and covenants guaranteed hereby and acceptance of this Parent Guaranty, and subject to Sellers’ and Members’ agreement to first make demand upon Buyer, the right to require the Sellers or the Members to exhaust remedies against any other Person and waives any other circumstance, except as provided above in this Section 11.13(a), which might otherwise constitute a defense available to, or a discharge of, Newpark as a guarantor.  Newpark hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against the Sellers or the Members with respect to this Parent Guaranty, provided that Newpark is not hereby waiving any set-offs, counterclaims, cross-claims, recoupments or other defenses that Buyer may have against the Sellers or the Members.  Newpark agrees to pay the costs and expenses in connection with the successful enforcement of this Parent Guaranty.

(b)           The obligations of Newpark will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement; (ii) any furnishing or acceptance of security or any exchange or release of any security; (iii) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to Buyer or any change in the structure of Buyer; or (iv) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution, or similar proceedings with respect to Buyer.

(c)           This Parent Guaranty shall: (i) be binding upon Newpark, its successors and assigns; (ii) inure to the benefit of, and be enforceable by, the Sellers and Members and their respective successors and permitted assigns; and (iii) remain in full force and effect until the performance in full of all obligations of Buyer and Newpark in accordance with the terms and provisions of this Agreement at which time the Parent Guaranty shall automatically terminate.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

SELLERS:

ALLIANCE DRILLING FLUIDS, LLC,

a Texas limited liability company

By:           /s/ Shawn Savage
Name: Shawn Savage
Title:  President

XTREME SPECIALTY PRODUCTS, LLC,
a Texas limited liability company

By:           /s/ Shawn Savage
Name: Shawn Savage
Title:  President

PROP-TECH SERVICES, LLC,
a Texas limited liability company

By:           /s/ Shawn Savage
Name: Shawn Savage
Title:  President

MEMBERS:

RADIKIN INVESTMENTS, LLC,
a Texas limited liability company

By:           /s/ Shawn Savage
Name: Shawn Savage
Title:  Sole Member

Signature Page to Asset Purchase Agreement

CHASE VENTURES, LLC,
a New Mexico limited liability company

By:           /a/ Robert C. Chase
Name: Robert C. Chase
Title:   Member

TRESCAZA, LLC
a New Mexico limited liability company

By:           /s/ Robert C. Chase
Name: Robert C. Chase
Title:   Member

BARBEN INVESTMENTS, LLC
a Texas limited liability company

By:           /s/ Charles Branch
Name: Charles Branch
Title:  Sole Member

        /s/ Bradley D. Bartek
Bradley D. Bartek, Individually

Signature Page to Asset Purchase Agreement

BUYER:

NEWPARK DRILLING FLUIDS LLC,
a Texas limited liability company

By:           /s/ Gregg S. Piontek
Name:  Gregg S. Piontek
Title:  Vice President

NEWPARK:
NEWPARK RESOURCES, INC.,
a Delaware corporation

By:           /s/ Gregg S. Piontek
Name:  Gregg S. Piontek
Title:  Vice President and
           Chief Financial Officer

Signature Page to Asset Purchase Agreement